++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This prospectus supplement and the accompanying prospectus relate to an       +
+effective registration statement under the Securities Act of 1933, but are    +
+not complete and may be changed. This prospectus supplement and the           +
+accompanying prospectus are not an offer to sell these securities and are not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                FILED PURSUANT TO RULE 424(b)(5)
                                              REGISTRATION NUMBERS: 333-70665
                                                                    333-70665-01

                 SUBJECT TO COMPLETION, DATED FEBRUARY 18, 1999
PROSPECTUS SUPPLEMENT
(To prospectus dated February 4, 1999)

[Logo of Reliant        12,000,000 Preferred Securities
Energy appears                    REI Trust I
 here]    % Trust Originated Preferred Securities,(SM) Series C ("TOPrS(SM)")
                (liquidation amount $25 per Preferred Security)
                  guaranteed to the extent set forth herein by
                     Houston Industries Incorporated d/b/a
                          Reliant Energy, Incorporated

                                  ----------
                                    The Trust

 . REI Trust I is a subsidiary of Houston Industries Incorporated (hereinafter referred to as "Reliant Energy" or the "Company") and a statutory business trust created under Delaware law.
                                  The Offering

 . In connection with this offering, the Trust will:
  . sell Preferred Securities to the public and Common Securities to Reliant
    Energy;
  . use the proceeds from these sales to buy an equivalent principal amount of
     % Junior Subordinated Debentures due 2048 issued by Reliant Energy; and
  . distribute the cash payments it receives on the Junior Subordinated
    Debentures to the holders of the Preferred and Common Securities.
                            The Preferred Securities

 . The Preferred Securities represent undivided preferred beneficial interests in the assets of the Trust.

 . If you purchase Preferred Securities, you will be entitled to receive
   cumulative cash distributions at an annual rate of   % of the $25
   liquidation amount of each Preferred Security. Distributions will begin to accumulate on the date of original issuance of the Preferred Securities
   which is expected to be             , 1999 and will be payable quarterly, in
   arrears, on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999.

 . Reliant Energy can, on one or more occasions, defer interest payments on the
   Junior Subordinated Debentures for up to 20 consecutive quarterly periods. If Reliant Energy defers interest payments, the Trust will also defer payment of distributions on the Preferred and Common Securities. During a deferral period, distributions will continue to accumulate on the Preferred and Common Securities. Also, additional cash distributions will accumulate
   on any deferred distributions at an annual rate of   %, to the extent
   permitted by law.

 . Reliant Energy will fully and unconditionally guarantee the Trust's payment obligations with respect to the Preferred Securities to the extent described in this prospectus supplement and the accompanying prospectus.

 . The Trust intends to apply to have the Preferred Securities listed on the New York Stock Exchange. If approved for listing, we expect trading to commence within 30 days after the Preferred Securities are first issued.

  Investing in the Preferred Securities involves certain risks which are described in the "Risk Factors" section beginning on page S-6 of this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus carefully before you invest in Preferred Securities.

                                  ----------

                                                         Per TOPrS    Total
                                                         --------- ------------
  Public Offering Price(1)..............................  $25.00   $300,000,000
  Underwriting Commission to be paid by Reliant
   Energy(2)............................................     $          $
  Proceeds to the Trust.................................  $25.00   $300,000,000

  (1) Plus accumulated distributions from the date of original issuance which
  is expected to be        , 1999
  (2) For sales of 10,000 or more Preferred Securities to a single purchaser,
  the Underwriting Commission will be $.   per Preferred Security

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
  The Preferred Securities will be ready for delivery in book-entry form only
through The Depository Trust Company on or about        , 1999.
                                  ----------

Merrill Lynch & Co.
    A.G. Edwards & Sons, Inc.
          Goldman, Sachs & Co.
                NationsBanc Montgomery Securities LLC
                     PaineWebber Incorporated
                            Prudential Securities
                                                            Salomon Smith Barney

                                  ----------

           The date of this prospectus supplement is         , 1999.
"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               Table of Contents

                             Prospectus Supplement

                                                                           Page
                                                                           ----
About This Prospectus Supplement..........................................  S-2
Summary Information Regarding This Offering...............................  S-3
Risk Factors..............................................................  S-6
Use of Proceeds...........................................................  S-9
Accounting Treatment......................................................  S-9
Summary Financial Information of Reliant Energy........................... S-10
Reliant Energy............................................................ S-11
REI Trust I............................................................... S-11
Description of the Preferred Securities................................... S-12
Description of the Preferred Securities Guarantee......................... S-26
Description of the Junior Subordinated Debentures......................... S-26
Relationship Between the Preferred Securities, the Junior Subordinated
 Debentures and the Preferred Securities Guarantee........................ S-32
Certain Federal Tax Consequences.......................................... S-33
Underwriting.............................................................. S-37

                                Prospectus
About This Prospectus.....................................................    2
Where You Can Find More Information.......................................    3
Disclosure Regarding Forward-looking Statements...........................    4
The Company...............................................................    4
Ratio of Earnings to Fixed Charges........................................    5
Use of Proceeds...........................................................    5
The Trusts................................................................    5
Description of the Preferred Securities...................................   10
Descriptions of the Preferred Securities Guarantees.......................   11
Description of the Junior Subordinated Debt Securities....................   14
Plan of Distribution......................................................   21
Legal Matters.............................................................   22
Experts...................................................................   22

                               ----------------

                        About This Prospectus Supplement

   You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

                  Summary Information Regarding This Offering

   The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information included elsewhere in this prospectus supplement and the accompanying prospectus to help you understand the terms of the Preferred Securities. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Preferred Securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities.

                                   The Trust

   REI Trust I is a subsidiary of Reliant Energy and a statutory business trust recently created under Delaware law. In connection with this offering, the Trust will sell its Preferred Securities to the public and its Common Securities to Reliant Energy. The Trust will use the proceeds from these sales
to buy an equivalent principal amount of     % Junior Subordinated Debentures
due 2048 issued by Reliant Energy. The Preferred Securities and the Junior Subordinated Debentures will have essentially the same terms.

                                 Reliant Energy

   Reliant Energy is a diversified international energy services company that previously conducted business under the name "Houston Industries Incorporated." Its executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-3000).

   In connection with this offering, Reliant Energy will acquire all of the Trust's Common Securities. The Common Securities will have an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Common Securities will generally rank on a par with the Preferred Securities. However, in the case of certain defaults, the Common Securities will rank junior to the Preferred Securities with respect to distributions and redemption and liquidation payments.

                       Terms of the Preferred Securities

Distributions

   If you purchase Preferred Securities, you will be entitled to receive
cumulative cash distributions at an annual rate of      % of the $25
liquidation amount of each Preferred Security. Distributions will begin to accumulate on the date of original issuance of the Preferred Securities which
is expected to be      , 1999 and will be payable quarterly, in arrears, on
March 31, June 30, September 30 and December 31 of each year beginning June 30, 1999.

Deferral of Distribution

   Reliant Energy can defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive quarterly periods unless an event of default under the Junior Subordinated Debentures has occurred and is continuing. Reliant Energy cannot, however, defer interest payments beyond the maturity date of the Junior Subordinated Debentures (March 31, 2048). Additional interest will accrue on any deferred interest payments at an annual
rate of    %, to the extent permitted by law.

   If Reliant Energy defers interest payments on the Junior Subordinated Debentures, the Trust will also defer payment of distributions on the Common and Preferred Securities. During a deferral period, distributions will continue to accumulate on the Common and Preferred Securities at an annual rate of
     % of the liquidation amount of $25 per Common or Preferred Security. Also, additional cash distributions will accumulate on any deferred distributions at
an annual rate of     % to the extent permitted by law.

   Once Reliant Energy makes all interest payments due on the Junior Subordinated Debentures, including any additional interest, it can elect to defer interest payments on the Junior Subordinated Debentures again if no event of default under the Junior Subordinated Debentures has occurred and is continuing, provided that such deferral period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters.

   During any period in which Reliant Energy defers interest payments on the Junior Subordinated Debentures, Reliant Energy will not be permitted (subject to certain exceptions described on page S-29) to:

  . pay a dividend or make any other payment or distribution on its capital stock;

  . redeem, purchase or acquire any of its capital stock;
  . make an interest, principal or premium payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Junior Subordinated Debentures; or
  . make any guarantee payments with respect to any guarantee of the debt securities of any subsidiary that ranks equal with or junior to the Junior Subordinated Debentures.

   Should Reliant Energy exercise its rights to defer payments of interest on the Junior Subordinated Debentures, you will be required to include accrued distributions in your gross income for United States federal income tax purposes before you actually receive the related cash distributions.

Redemption

   The Trust will redeem all of the outstanding Preferred Securities when the Junior Subordinated Debentures are paid at maturity on March 31, 2048 or otherwise become due. In addition, if Reliant Energy redeems any Junior Subordinated Debentures before their maturity, the Trust will use the cash it receives on the redemption of the Junior Subordinated Debentures to redeem, on a pro rata basis, Preferred Securities and Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures redeemed.

   Reliant Energy will have the right to redeem some or all of the Junior Subordinated Debentures before their maturity at 100% of their principal amount (plus accrued and unpaid interest to, but excluding, the date of redemption) on
one or more occasions any time on or after           , 2004.

   Reliant Energy will also have the right to redeem the Junior Subordinated Debentures, in whole but not in part, at any time at 100% at their principal amount (plus accrued and unpaid interest to, but excluding, the date of redemption), if (i) certain changes in tax or investment company law occur (each of which is a "Special Event" and is more fully described on page S-15), and (ii) the Junior Subordinated Debentures are redeemed within 90 days of the occurrence of the Special Event.

Preferred Securities Guarantee

   Reliant Energy will fully and unconditionally guarantee the Trust's payment obligations with respect to the Preferred Securities to the extent described in this prospectus supplement and the accompanying prospectus. Under the Preferred Securities Guarantee, Reliant Energy will guarantee the Trust's payment obligations only to the extent the Trust has sufficient funds to make payments on the Preferred Securities. If Reliant Energy does not make payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make payments on the Preferred Securities. Reliant Energy's obligations under the Preferred Securities Guarantee are junior to its obligations to make payments on all of its other liabilities, except as discussed elsewhere in this prospectus supplement.

Conditional Right to Shorten Maturity

   Reliant Energy can shorten the stated maturity of the Junior Subordinated
Debentures to as early as     , 2018, if certain tax events relating to non-
deductibility of interest payments on the Junior Subordinated Debentures occur (as more fully described on page S-30). If Reliant Energy exercises this option, the Trust will redeem all of the outstanding Preferred Securities when the Junior Subordinated Debentures are paid on their new maturity date.

Distribution of Junior Subordinated Debentures

   Reliant Energy has the right to dissolve the Trust at any time. If Reliant Energy decides to exercise its right to dissolve the Trust, the Trust will redeem the Preferred Securities by distributing the Junior Subordinated Debentures to you and to Reliant Energy, as holder of the Common Securities, on a pro rata basis. If the Trust distributes the Junior Subordinated Debentures, Reliant Energy will use its best efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or on such other exchange or automated quotation system as the Preferred Securities are then listed.

Liquidation Amount

   In the event the Trust is liquidated and the Junior Subordinated Debentures are not distributed to you, you will generally be entitled to receive $25 per Preferred Security plus an amount equal to any accumulated and unpaid distributions on each Preferred Security to the date of payment.

Form of Preferred Securities

   The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). This means that you will not receive a certificate for your Preferred Securities. Your beneficial interest in the Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC. The Preferred Securities will be ready for delivery through DTC on or
about            , 1999.

Listing on the New York Stock Exchange

   The Trust intends to apply to have the Preferred Securities listed on the New York Stock Exchange. If approved for listing, we expect trading to commence within 30 days after the Preferred Securities are first issued. You should be aware that the listing of the Preferred Securities will not necessarily ensure that a liquid trading market will be available for the Preferred Securities.

Risk Factors

   You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the Preferred Securities is appropriate for you.

                                  Risk Factors

   Your investment in the Preferred Securities will involve certain risks. You should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the Preferred Securities is appropriate for you.

Reliant Energy's obligations under the Junior Subordinated Debentures are subordinated.

   Reliant Energy's obligations under the Junior Subordinated Debentures are unsecured and will rank junior in priority of payment to its Senior Debt (as more fully described on pages 16 and 17 of the accompanying prospectus). This means that Reliant Energy cannot make any payments of principal (including redemption payments) or interest on the Junior Subordinated Debentures if it defaults on a payment on its Senior Debt. In the event of the bankruptcy, liquidation or dissolution of Reliant Energy, its assets would be available to pay obligations under the Junior Subordinated Debentures only after all payments had been made on its Senior Debt. As of December 31, 1998, Reliant Energy had approximately $4.6 billion of Senior Debt. Also, the Junior Subordinated Debentures will be effectively subordinated to all indebtedness and other obligations (including trade payables) of Reliant Energy's subsidiaries. As of November 30, 1998, the indebtedness and other obligations of Reliant Energy's subsidiaries totaled approximately $4.0 billion. Reliant Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Junior Subordinated Debentures or the Preferred Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Junior Subordinated Debentures or the Preferred Securities.

   The Preferred Securities, the Preferred Securities Guarantee and the Junior Subordinated Debentures do not limit the ability of Reliant Energy and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Junior Subordinated Debentures and the Preferred Securities Guarantee.

The Preferred Securities Guarantee only guarantees payments if the Trust has cash available.

   The ability of the Trust to pay distributions on the Preferred Securities, the redemption price of the Preferred Securities and the liquidation amount of each Preferred Security is solely dependent upon Reliant Energy making the related payments on the Junior Subordinated Debentures when due.

   If Reliant Energy defaults on its obligations to pay principal or interest on the Junior Subordinated Debentures, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each Preferred Security. In those circumstances, you will not be able to rely upon the Preferred Securities Guarantee for payment of these amounts.

   Instead, you may:

  . directly sue Reliant Energy or seek other remedies to collect your pro rata share of payments owed; or

  . rely on the Property Trustee to enforce the Trust's rights under the Junior Subordinated Debentures.

Reliant Energy's ability to defer interest payments on the Junior Subordinated Debentures has tax consequences for you and may affect the market price of the Preferred Securities.

   Reliant Energy can, on one or more occasions, defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive quarterly periods unless an event of default under the Junior Subordinated Debentures has occurred and is continuing. Reliant Energy, however, cannot defer interest payments beyond the maturity date of the Junior Subordinated Debentures (March 31, 2048). If Reliant Energy defers interest payments on the Junior Subordinated Debentures, the Trust will also defer payment of distributions on the

Preferred and Common Securities. During a deferral period, distributions will continue to accumulate on the Preferred and Common Securities. Also, additional distributions will accumulate on any deferred distributions at an annual rate
of     % to the extent permitted by law.

   Should Reliant Energy exercise its right to defer payments of interest on the Junior Subordinated Debentures, you will be required to accrue interest income (as original issue discount) in respect of the deferred stated interest allocable to your share of Preferred Securities for United States federal income tax purposes. As a result, you will include such income in gross income for United States federal income tax purposes prior to your receipt of any cash distributions. In addition, you will not receive cash from the Trust related to such income if you dispose of your Preferred Securities prior to the record date on which distributions of such amounts are made. You should consult with your own tax advisor with respect to the tax consequences of an investment in the Preferred Securities.

   Reliant Energy does not currently intend to defer interest payments on the Junior Subordinated Debentures. However, if Reliant Energy exercises its right to defer interest payments in the future, the market price of the Preferred Securities may not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debentures. If you sell Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold Preferred Securities. In addition, the existence of Reliant Energy's right to defer interest payments on the Junior Subordinated Debentures may mean that the market price for the Preferred Securities may be more volatile than other securities that are not subject to these rights.

The Trust may redeem the Preferred Securities if certain tax changes occur or if the trust is required to register as an "investment company."

   If a Special Event (as more fully described on page S-15) occurs and is continuing, Reliant Energy has the right to redeem all of the Junior Subordinated Debentures at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If Reliant Energy redeems the Junior Subordinated Debentures upon the occurrence of a Special Event, the Trust will use the cash it receives from the redemption of the Junior Subordinated Debentures to redeem the Preferred and Common Securities.

The Preferred Securities may be redeemed on or after             , 2004 at
Reliant Energy's option.

   Reliant Energy may redeem the Junior Subordinated Debentures at its option,
in whole or in part, at any time on or after             , 2004 at a redemption
price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. You should assume that Reliant Energy will exercise its redemption option if it is able to refinance the Junior Subordinated Debentures at a lower interest rate or if it is otherwise in the interest of Reliant Energy to redeem the Junior Subordinated Debentures. If such a redemption occurs, the Trust will use the cash it receives from the redemption of the Junior Subordinated Debentures to redeem an equivalent amount of Preferred and Common Securities on a pro rata basis.

Reliant Energy can shorten the stated maturity of the Junior Subordinated Debentures.

   Reliant Energy can shorten the stated maturity of the Junior Subordinated
Debentures to as early as     , 2018, if certain tax events relating to non-
deductibility of interest payments on the Junior Subordinated Debentures occur (as more fully described on page S-30). If Reliant Energy exercises this option, the Trust will redeem all of the Preferred and Common Securities when the Junior Subordinated Debentures are paid on their new maturity date.

Distribution of the Junior Subordinated Debentures may have possible adverse effects.

   Reliant Energy has the right to terminate the Trust at any time. If Reliant Energy decides to exercise its right to terminate the Trust, the Trust will redeem the Preferred and Common Securities by distributing the

Junior Subordinated Debentures to you and Reliant Energy, as holder of the Common Securities, on a pro rata basis.

   Under current United States federal income tax laws, a distribution of Junior Subordinated Debentures on the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the Junior Subordinated Debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of Junior Subordinated Debentures on the dissolution of the Trust could also be a taxable event to you.

   Reliant Energy has no current intention of causing the termination of the Trust and the distribution of the Junior Subordinated Debentures. However, there are no restrictions on its ability to do so at any time. Reliant Energy anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected, such as if a Special Event occurred. Reliant Energy cannot predict other circumstances under which this right would be exercised.

   Reliant Energy cannot predict the market prices for the Junior Subordinated Debentures that may be distributed. Accordingly, the Junior Subordinated Debentures that you receive on a distribution, or the Preferred Securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the Preferred Securities.

   Because you may receive Junior Subordinated Debentures, you should make an investment decision with regard to the Junior Subordinated Debentures in addition to the Preferred Securities. You should carefully review all the information regarding the Junior Subordinated Debentures contained in this prospectus supplement and the accompanying prospectus.

Trading prices of the Preferred Securities may not reflect the value of accrued but unpaid interest.

   The Preferred Securities constitute a new issue of securities with no established trading market. The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. If you dispose of your Preferred Securities between record dates for payments of distributions thereon you will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to your adjusted tax basis in your pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, you will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than your adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

There can be no assurance that an active market for the Preferred Securities will develop.

   Prior to this offering, there has been no public market for the Preferred Securities. The underwriters currently plan to make a market in the Preferred Securities. However, we cannot assure you the underwriters will engage in such activities or that an active trading market for the Preferred Securities will develop or be sustained. If such a market were to develop, the Preferred Securities could trade at prices that may be higher or lower than their offering price depending upon many factors, including prevailing interest rates, Reliant Energy's operating results and the markets for similar securities.

You will have limited voting rights.

   As a holder of Preferred Securities, you will have limited voting rights relating only to the modification of the Preferred Securities and, in certain circumstances, the exercise of the Trust's rights as holder of the Junior Subordinated Debentures and the Preferred Securities Guarantee. Only Reliant Energy can replace or remove any of the Trustees or increase or decrease the number of Trustees.

                                Use of Proceeds

   The Trust will invest all of the proceeds from the sale of the Preferred Securities in Junior Subordinated Debentures issued by Reliant Energy. Reliant Energy anticipates that the net proceeds from the sale of the Junior Subordinated Debentures will be used for general corporate purposes, including the repayment of Reliant Energy's indebtedness, including indebtedness to subsidiaries. Repayment of Reliant Energy's indebtedness to subsidiaries will be reflected on Reliant Energy's consolidated financial statements as repayment of maturing short-term debt, having interest rates ranging from 5% to 6%.

                              Accounting Treatment

   For financial reporting purposes, the Trust will be treated as a subsidiary of Reliant Energy and, accordingly, the accounts of the Trust will be included in the financial statements of Reliant Energy. The Preferred Securities will be reflected in the consolidated balance sheets of Reliant Energy as "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures of Company," and appropriate disclosures about the Preferred Securities, the Preferred Securities Guarantee and the Junior Subordinated Debentures will be included in Reliant Energy's notes to consolidated financial statements. For financial reporting purposes, Reliant Energy will record Distributions payable on the Preferred Securities as a non-operating expense.

                Summary Financial Information of Reliant Energy

   The following table presents summary financial data derived from the consolidated financial statements of Reliant Energy. This summary is qualified in its entirety by the detailed information and financial statements of Reliant Energy included in the documents incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                         Nine Months Ended
                           September 30,                Year Ended December 31,
                         -------------------- --------------------------------------------
                           1998      1997 (1) 1997 (1)   1996     1995     1994     1993
                         --------    -------- -------- -------- -------- -------- --------
                                      (Amounts in Millions, except ratios)
Income Statement Data
  Operating Revenues.... $8,844.2    $4,101.1 $6,878.2 $4,095.3 $3,729.3 $3,752.6 $4,083.2
  Net Income............ $  260.1(2) $  425.0 $  420.9 $  404.9 $1,105.5 $  399.3 $  416.0
  Ratio of Earnings from
   Continuing Operations
   to Fixed Charges
   Before Cumulative
   Effect of Change in
   Accounting (2)(3)....     1.97        3.05     2.41     2.76     2.71     2.89     2.78

                                                                 As of
                                                          September 30, 1998
                                                         ---------------------
                                                                   As Adjusted
                                                          Actual       (4)
                                                         --------- -----------
                                                         (Amounts in Millions,
                                                          except percentages)
Capitalization and Short-Term Debt
  Short-Term Debt....................................... $ 1,918.1 $          %
  Long-Term Debt (including current maturities).........   6,218.9
    Total Debt..........................................   8,137.0
  Reliant Energy/Reliant Resources-Obligated Mandatorily
   Redeemable Preferred Securities of Subsidiary Trusts
   Holding Solely Junior Subordinated Debentures of
   Reliant Energy/Reliant Resources.....................     342.3
  Common Stock Equity...................................   4,846.9
                                                         --------- ------- ---
    Total Capitalization and Short-Term Debt............ $13,326.2 $          %
                                                         ========= ======= ===

--------
(1) Includes the results of Reliant Energy Resources Corp. (formerly known as NorAm Energy Corp.) from the date of its acquisition (August 6, 1997) which was accounted for under the purchase method.
(2) Includes a $314 million or $1.10 basic earnings per share (after-tax) non-cash unrealized accounting loss recorded in the nine-month period ended September 30, 1998 relating to Reliant Energy's Automatic Common Exchange Securities.
(3) Reliant Energy believes that the ratios for the nine-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of Reliant Energy's business and the adjustments to Reliant Energy's financial statements resulting from its acquisition of Reliant Energy Resources Corp. on August 6, 1997.
(4) Adjustments have been made to reflect the proposed issuance of $ million aggregate liquidation amount of the Preferred Securities offered hereby and the related repayment of short-term indebtedness with the proceeds therefrom.

                                 Reliant Energy

   Reliant Energy is a diversified international energy services company. Reliant Energy HL&P ("HL&P"), the Company's electric utility division, serves approximately 1.6 million customers in the City of Houston, Texas, and surrounding areas of the Texas Gulf Coast. Reliant Energy Resources Corp. ("Reliant Resources"), the Company's largest subsidiary, is a natural gas utility serving over 2.8 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Reliant Resources, through its subsidiaries, is also a major interstate natural gas pipeline company and a provider of energy marketing services.

   Reliant Energy's other principal subsidiaries include (i) Reliant Energy International, Inc. ("Reliant International"), which participates in the privatization of foreign generating and distribution facilities and the development and acquisition of foreign independent power projects and (ii) Reliant Energy Power Generation, Inc., which participates in the acquisition, development and operation of domestic non-rate regulated power generation facilities.

   Reliant Energy, subject to certain limited exceptions, is exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935, as amended.

Recent Developments

   On January 28, 1999, Reliant Energy reported a consolidated net loss for the year ended December 31, 1998 of $142 million ($.50 per share) compared to consolidated net income for the year ended December 31, 1997 of $421 million ($1.66 per share). The consolidated net loss reported for 1998 is primarily a function of the accounting treatment of Reliant Energy's Automatic Common Exchange Securities (the "ACES") which were issued in July 1997. Reliant Energy recorded a non-cash, unrealized accounting loss of $764 million on the ACES in 1998. In 1997, Reliant Energy recorded a non-cash, unrealized accounting loss of $79 million on the ACES, which was partially offset by $37 million of non-recurring interest income related to a refund of federal income taxes in 1997.

   After adjusting for non-recurring and other charges in both years as discussed above, net income for 1998 would have been $622 million ($2.19 per share) compared to $463 million ($1.83 per share) in 1997. The increase in adjusted net income for 1998 as compared to 1997 was due to strong results from Reliant Energy's interstate pipeline, wholesale energy and international segments. Earnings in 1998 included an $80 million ($.28 per share) gain on the sale of an electric distribution system in Argentina. Also contributing to the increase in 1998 earnings were earnings from the businesses acquired in the August 1997 acquisition of Reliant Resources. These effects were partially offset by additional depreciation of regulated power generation assets in compliance with HL&P's rate of return cap and increased interest expense primarily related to the acquisition of Reliant Resources.

   Reliant Energy recently announced that it expects to record a charge to its earnings in the first quarter of 1999 as a result of the recent currency devaluation in Brazil. The charge will reflect the impact of changes in the currency value of the Brazilian real on the foreign currency denominated debt (primarily U.S. dollars) of certain Brazilian corporations in which Reliant Energy has an ownership interest. Reliant Energy will not be able to calculate the amount of the charge until the end of the first quarter of 1999.

                                  REI Trust I

   REI Trust I, formerly named HI Trust I (the "Trust"), is a statutory business trust created on January 11, 1999 under the Delaware Business Trust Act pursuant to a declaration of trust among the Trustees and Reliant Energy and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") as of the date the Trust initially issues the Preferred Securities. The Declaration will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   The Trust will initially have five Trustees. Three of the Trustees will be officers or employees of Reliant Energy. The Bank of New York will act as the Property Trustee of the Trust and The Bank of New York (Delaware) will act as the Delaware Trustee of the Trust.

   Upon the issuance of the Preferred Securities, the holders thereof will own all of the issued and outstanding Preferred Securities of the Trust. Reliant Energy will, directly or indirectly, acquire common securities representing common undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities of the Trust.

   The Trust exists for the purposes of (a) issuing the Preferred Securities,
(b) issuing the Common Securities to Reliant Energy, (c) investing the gross proceeds from the sale of the Trust Securities in Junior Subordinated Debentures of Reliant Energy and (d) engaging in only such other activities as are necessary, convenient or incidental thereto or are specifically authorized in the Declaration.

   The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act and the Trust Indenture Act. In the Declaration, Reliant Energy has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any taxes to which the Trust may become subject, except for United States withholding taxes, and all costs and expenses with respect thereto.

                    Description of the Preferred Securities

   The Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Bank of New York, as Property Trustee, but not the other Trustees of the Trust, will act as the indenture trustee under the Declaration for purposes of the Trust Indenture Act. The terms of the Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act and the Delaware Business Trust Act. The following summarizes the material terms and provisions of the Preferred Securities and is qualified in its entirety by reference to the Declaration, the Delaware Business Trust Act and the Trust Indenture Act.

General

   The Declaration authorizes the Trust to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by Reliant Energy. The Common Securities and the Preferred Securities rank pari passu with each other and will have equivalent terms except that (i) if a Declaration Event of Default occurs and is continuing, the rights of the holders of the Common Securities to payment in respect of periodic Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities and (ii) holders of Common Securities will have the exclusive right to appoint, remove or replace the Trustees and to increase or decrease the number of Trustees.

   The Declaration does not permit:

  . the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the Preferred Securities and the Common Securities;

  . the incurrence of any indebtedness for borrowed money by the Trust; or

  . the making of any investment other than in the Junior Subordinated
    Debentures.

   Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the Preferred Securities and the Common Securities. The payment of Distributions out of moneys held by the Property Trustee and payments on redemption of the Preferred Securities or liquidation of the Trust are guaranteed by Reliant Energy on a subordinated basis as and to the extent described in this prospectus supplement under "Description of the Preferred Securities Guarantee" and in the accompanying prospectus under "Description of the Preferred Securities Guarantees." The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers Distributions and other payments on the Preferred Securities only if and to the extent that Reliant Energy has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures.

Distributions

   Distributions on the Preferred Securities will be fixed at an annual rate of
    % of the $25 liquidation amount of each Preferred Security. Distributions in arrears for more than one calendar quarter will accumulate additional
distributions at the rate per annum of     % (to the extent permitted by law),
compounded quarterly. The term "Distributions" as used herein means such periodic cash distributions and any such additional distributions unless otherwise stated. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly Distribution period for which Distributions are computed, Distributions will be computed on the basis of the actual number of days elapsed per 90-day quarter.

   Distributions on the Preferred Securities will accumulate from the date of original issuance of the Preferred Securities which is expected to be
          , 1999, and, except as otherwise described below, will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1999, but only if, and to the extent that, interest payments are made in respect of the Junior Subordinated Debentures held by the Property Trustee.

 Option to Defer Distributions

   As long as it is not in default in the payment of interest on the Junior Subordinated Debentures, Reliant Energy has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period at any time and from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly interest periods. During any Extension Period (as hereinafter defined) no interest will be due and payable on the Junior Subordinated Debentures. As a consequence, Distributions will also be deferred. Despite such deferral, Distributions will continue to accumulate with additional distributions thereon (to the extent permitted by applicable law but not at a rate greater than the rate at which interest is then accruing on the Junior Subordinated Debentures)
at the rate of     % per annum, compounded quarterly during any such Extension
Period; provided that no such Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures. For a description of certain restrictions that will be placed upon Reliant Energy during an Extension Period, see "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

   Prior to the termination of any Extension Period, Reliant Energy may further extend it; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, Reliant Energy may commence a new Extension Period, subject to the above requirements. Reliant Energy may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarters or to cause any extension beyond the maturity of the Junior Subordinated Debentures. See "Risk Factors--Reliant Energy's ability to defer interest payments on the Junior Subordinated Debentures has tax consequences for you and may affect the market price of the

Preferred Securities," "Description of the Junior Subordinated Debentures-- Interest" and "--Option to Extend Interest Payment Period" herein. Payments of accumulated Distributions will be payable to holders of Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

 Payment of Distributions

   Distributions on the Preferred Securities will be paid on the dates payable to the extent that the Property Trustee has cash on hand in a segregated non-interest bearing banking account (the "Property Account") to permit such payment. The funds available for distribution to the holders of the Preferred Securities will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures. If Reliant Energy does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make Distributions on the Preferred Securities. Under the Declaration, if and to the extent Reliant Energy does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make Distributions on the Trust Securities on a pro rata basis. The payment of Distributions on the Preferred Securities is guaranteed by Reliant Energy on a subordinated basis as and to the extent described in this prospectus supplement under "Description of the Preferred Securities Guarantee" and in the accompanying prospectus under "Description of the Preferred Securities Guarantees." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers Distributions and other payments on the Preferred Securities only if and to the extent that Reliant Energy has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures.

 Method of Payment of Distributions

   Distributions on the Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day (as defined below) prior to the relevant Distribution payment date. Distributions payable on any Preferred Securities that are not punctually paid on any Distribution payment date as a result of Reliant Energy's failure to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Preferred Security is registered on the relevant record date, and such defaulted Distribution will instead be payable to the person in whose name such Preferred Security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that Distributions will not be considered payable on any Distribution payment date falling within an Extension Period unless Reliant Energy has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Distribution payment date. Distributions on the Preferred Securities will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Preferred Securities and the Common Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry form, the relevant record dates will be the fifteenth day of the month prior to the relevant Distribution payment date. The Declaration provides that the payment dates or record dates for the Preferred Securities will be the same as the payment dates and record dates for the Junior Subordinated Debentures. All Distributions paid with respect to the Trust Securities will be paid on a pro rata basis to the holders thereof entitled thereto. If any date on which Distributions are to be made is not a Business Day, then payment of the Distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the Borough of Manhattan, the City and State of New York, New York or Houston, Texas are authorized or required by law to close.

Special Event Redemption

   If a Tax Event or an Investment Company Event (each, a "Special Event") has occurred and is continuing, Reliant Energy will have the right to redeem the Junior Subordinated Debentures, in whole but not in part, and therefore cause a mandatory redemption of the Trust Securities, in whole but not in part, at the Redemption Price (the liquidation amount plus accumulated and unpaid Distributions) within 90 days following the occurrence of such Special Event.

   "Tax Event" means that Reliant Energy and the Regular Trustees have received an opinion of counsel experienced in such matters to the effect that on or after the date of this prospectus supplement as a result of:

  . any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein;

  . any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination);

  . any interpretation or pronouncement by any legislative body, court, governmental agency or regulatory authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position; or

  . any action taken by any governmental agency or regulatory authority;

which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

  . the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures;

  . the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges; or

  . interest payable by Reliant Energy to the Trust on the Junior
    Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by Reliant Energy for United States federal income tax purposes.

   "Investment Company Event" means that Reliant Energy and the Regular Trustees shall have received an opinion of counsel experienced in practice under the Investment Company Act of 1940, as amended (the "Investment Company Act") that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in Investment Company Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act, which Change in Investment Company Act Law becomes effective on or after the date of this prospectus supplement.

Distribution of the Junior Subordinated Debentures

   At any time, Reliant Energy, as the holder of the Common Securities, may, in its sole discretion, dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities.

   If Junior Subordinated Debentures are distributed to the holders of the Trust Securities upon the dissolution and liquidation of the Trust, the Junior Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof. If distributed to holders of the Trust Securities, it is anticipated that the Junior Subordinated Debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, would act as depositary for the Junior Subordinated Debentures. The depositary arrangements for the Junior Subordinated Debentures would be substantially similar to those in effect for the Preferred Securities. None of Reliant Energy, the Indenture Trustee, any paying agent or any other agent of Reliant Energy or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   For a description of the Depository (as defined in the Declaration) and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters relating to the Junior Subordinated Debentures, see "Description of the Junior Subordinated Debentures--Book-Entry and Settlement."

   On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the Preferred Securities, the Preferred Securities Guarantee and the Common Securities will no longer be deemed to be outstanding and (ii) any certificates representing Preferred Securities will be deemed to represent beneficial interests in the Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accumulated and unpaid Distributions on, such Preferred Securities, until such certificates are presented to Reliant Energy or its agent for transfer or reissuance.

   There can be no assurance as to the market price for the Junior Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which a holder of Preferred Securities may subsequently receive on dissolution and liquidation of the Trust, may trade at a discount to the price of the Preferred Securities exchanged. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, Reliant Energy will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or on such other exchange or automated quotation system on which the Preferred Securities are then listed.

Mandatory Redemption

   Upon the repayment of the Junior Subordinated Debentures, in whole or in part, whether at maturity, upon redemption or otherwise, the proceeds from such repayment will be promptly applied to redeem on a pro rata basis Preferred Securities and Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid or redeemed, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The Common Securities will be entitled to be redeemed on a pro rata basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding Preferred Securities and Common Securities are to be redeemed, the Preferred Securities and Common Securities will be redeemed on a pro rata basis.

Redemption Procedures

   The Trust may not redeem fewer than all outstanding Preferred Securities unless all accumulated and unpaid Distributions have been paid on all Preferred Securities for all quarterly Distribution periods terminating on or prior to the date of redemption.

   If the Trust gives a notice of redemption in respect of a redemption of Preferred Securities (which notice will be irrevocable) then, while the Preferred Securities are still in book-entry only form, by 12:00 noon, New York City time, on the Redemption Date and provided that Reliant Energy has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, the Property Trustee will irrevocably deposit with the Depositary (as hereinafter defined) funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the Redemption Date, Distributions will cease to accumulate on the Preferred Securities called for redemption, such Preferred Securities will no longer be deemed to be outstanding and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Preferred Securities which have been so called for redemption. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid by the Property Trustee or by Reliant Energy pursuant to the Preferred Securities Guarantee, Distributions on such Preferred Securities will continue to accumulate, from the original redemption date of the Preferred Securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

   In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described below under "--Book-Entry Only Issuance--The Depository Trust Company."

   If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by any national securities exchange or other organization on which the Preferred Securities are then listed or traded, Reliant Energy will redeem Junior Subordinated Debentures only in whole and, as a result, under such circumstances the Trust may redeem the Preferred Securities only in whole. Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Reliant Energy or any of its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Liquidation Distribution Upon Dissolution

   In the event of any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities and the Common Securities at the date of the dissolution, winding-up or termination of the Trust, as the case may be, will be entitled to receive, on a pro rata basis solely out of the assets of the Trust legally available for distribution to holders of Preferred Securities and Common Securities after satisfaction of liabilities to the creditors of the Trust, an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Security plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, and after satisfaction of liabilities to the creditors of the Trust, Junior Subordinated Debentures, in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities, shall be distributed on a pro rata basis to the holders of the Preferred Securities and the Common Securities in exchange therefor.

   If, upon any such dissolution, winding-up or termination, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities and the Common Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive Liquidation Distributions upon any such dissolution, winding-up or termination on a pro rata basis with the holders of the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to the payment of the Liquidation Distribution.

   Pursuant to the Declaration, the Trust will dissolve:

  . on December 31, 2053, the expiration of the term of the Trust;

  . when all of the Trust Securities have been called for redemption and the amounts necessary for redemption thereof have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities;

  . when all of the Junior Subordinated Debentures have been distributed to the holders of Trust Securities in exchange for all of the Trust Securities in accordance with the terms of the Trust Securities; or

  . upon a decree of judicial dissolution.

Merger, Consolidation or Amalgamation of the Trust

   The Trust may not consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, at the request of Reliant Energy, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Delaware Trustee or the Property Trustee, consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that:

  . such successor entity either:

    . expressly assumes all of the obligations of the Trust under the Trust
      Securities and the Declaration; or

    . substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to Distributions and payments upon liquidation, redemption and otherwise;

  . Reliant Energy expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures;

  . the Preferred Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted;

  . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) or the Junior Subordinated Debentures to be downgraded by any nationally recognized statistical rating organization;

  . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity);

  . such successor entity has purposes substantially identical to those of the Trust;

  . prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Reliant Energy has received an opinion of counsel experienced in such matters to the effect that;

    . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity);

    . following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

    . following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

  . Reliant Energy or any other permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee; and

  . there shall have been furnished to the Property Trustee an officers' certificate and an opinion of counsel relating to the satisfaction of all conditions precedent in the Declaration.

   Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause the holders of the Trust Securities not to be treated as owning an undivided interest in the Junior Subordinated Debentures.

Declaration Events of Default

   An Indenture Event of Default will constitute an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any such Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until all such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities.

   Upon the occurrence of a Declaration Event of Default, the Property Trustee, subject to the limitations described below under "--Voting Rights," as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will, subject to the limitations described below under "--Voting Rights," have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee.

Voting Rights

   Except as provided below, under "--Modification and Amendment of the Declaration" below and "Description of the Preferred Securities Guarantees-- Amendments and Assignment" in the accompanying prospectus and as otherwise required by the Delaware Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Preferred Securities will have no voting rights.

   So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees will not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures;

  . waive any past default that is waivable under Section 6.06 of the Indenture; or

  . exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding Preferred Securities and Common Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of such holders. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Preferred Securities and Common Securities, prior to taking any of the foregoing actions, the Trustees will obtain an opinion of counsel experienced in such matters to the effect that for United States federal income tax purposes the Trust will not be classified as other than a grantor trust on account of such action.

   If a Declaration Event of Default has occurred and is continuing, then the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures, a holder of Preferred Securities, to the extent permitted by applicable law, may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Reliant Energy to enforce the Property Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity; provided further, that if a Declaration Event of Default has occurred and is continuing and such event is attributed to the failure of Reliant Energy to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Junior Subordinated Debentures. In connection with such Direct Action, Reliant Energy will be subrogated to the rights of such holder of Preferred Securities to the extent of any payment made by Reliant Energy to such holders of Preferred Securities in such Direct Action. Except as provided in the preceding sentences, the holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures. See "The Trusts--The Property Trustee" in the accompanying prospectus.

   A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default in respect of the Trust Securities.

   In the event the consent of the Property Trustee as the holder of the Junior Subordinated Debentures is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Property Trustee will request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent or vote of holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures, the Property Trustee may only vote with respect to that amendment, modification or termination as directed by the vote of holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities; and, provided, further, that the Property Trustee will be under no obligation to take any action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has received an opinion of counsel experienced in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as other than a grantor trust on account of such action.

   Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth:

  . the date of such meeting or the date by which such action is to be taken;

  . a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

  . instructions for the delivery of proxies or consents.

   No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or to distribute the Junior Subordinated Debentures in accordance with the Declaration. Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by Reliant Energy or by any affiliate of Reliant Energy will not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

   The procedures by which persons owning Preferred Securities registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

   Holders of Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Common Securities.

Modification and Amendment of the Declaration

   The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided, that if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect:

  . any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration (other than as described below) or otherwise; or

  . the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration;

then the holders of the outstanding Trust Securities as a single class will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class of Trust Securities will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

   Notwithstanding the foregoing, no amendment or modification may be made to the Declaration:

  . unless the Regular Trustees shall have first received (i) an officers' certificate from Reliant Energy that such amendment is permitted by, and conforms to, the terms of the Declaration and (ii) an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the Declaration and that all conditions precedent, if any, in the Declaration to the execution and delivery of such amendment have been satisfied; and

  . to the extent the result of such amendment would be to (i) cause the Trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture

    Act or (iii) cause the Trust to be deemed to be an "investment company" required to be registered under the Investment Company Act.

   Certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities. No amendment which adversely affects the rights, powers and privileges of the Property Trustee or the Delaware Trustee may be made without the consent of the Property Trustee or Delaware Trustee, respectively. Article IV of the Declaration relating to the obligation of Reliant Energy to purchase the Common Securities and to pay certain obligations and expenses of the Trust as described under "The Trusts" in the accompanying prospectus may not be amended without the consent of Reliant Energy. The rights of holders of Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove Trustees shall not be amended without the consent of each holder of Common Securities.

   The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to:

  . cure any ambiguity;

  . correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration;

  . add to the covenants, restrictions or obligations of Reliant Energy;

  . conform to changes in, or a change in interpretation or application of certain Investment Company Act regulations by the Securities and Exchange Commission;

  . make any other provisions with respect to matters or questions arising under the Declaration which shall not be inconsistent with the other provisions of the Declaration;

  . modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; and

  . evidence the acceptance of the appointment of a successor Trustee or fill a vacancy created by an increase in the number of Regular Trustees;

which amendment does not adversely affect in any material respect the rights, preferences or privileges of the holders.

Book-Entry Only Issuance--The Depository Trust Company

   The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities (the "Depositary"). The Preferred Securities will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global Preferred Securities certificates (each a "Preferred Securities Global Certificate"), representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC or pursuant to DTC's instructions.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Securities.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Direct Participants") deposit with

DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). Direct Participants and Indirect Participants are collectively referred to herein as "Participants." The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

   Upon issuance of a Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Preferred Securities represented by such Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

   DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Preferred Securities represented by such Preferred Securities Global Certificate for all purposes.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   While DTC is acting as the securities depository for the Preferred Securities, redemption notices will be sent by Reliant Energy and the Trust directly to DTC. DTC will then inform the Direct Participants, who will then contact the Beneficial Owners. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the interest of each Direct Participant to be redeemed.

   Although voting with respect to the Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Distribution payments on the Preferred Securities represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or Reliant Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

   DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Preferred Securities certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered.

   Under the Declaration, payments made by the Trust to DTC or its nominee will satisfy the Trust's obligations under the Declaration, to the extent of the payments so made. Beneficial owners will not be, and will not be considered by the Trust to be, and will not have any rights as owners of Preferred Securities under the Declaration.

   The Trust, Reliant Energy and the Trustees will have no responsibility or obligation to any Direct Participant, Indirect Participant or any Beneficial Owner or any other person not shown on the registration books of the Trust as being a registered owner with respect to: (1) the accuracy of any records maintained by DTC or any Direct Participant or Indirect Participant, (2) the payment of any amount due by DTC to any direct participant or by any Direct Participant or Indirect Participant to any Beneficial Owner in respect of Distributions, (3) the delivery of any notice by DTC to any Direct Participant or by any Direct Participant or Indirect Participant to any Beneficial Owner that is required or permitted to be given to registered owners under the terms of the Declaration, (4) the selection of the Beneficial Owners to receive payment in the event of any practical redemption of the Preferred Securities or
(5) any consent given or other action taken by DTC as a registered owner.

   The Trustee and the Trust, so long as a book-entry only system is used for the Preferred Securities, will send any notice of redemption or of proposed document amendments requiring consent of registered owners and any other notices required by the document to be sent to registered owners only to DTC (or any successor securities depository) or its nominee. Any failure of DTC to advise any Direct Participant, or of any Direct Participant or Indirect Participant to notify the Beneficial Owner, of any such notice and its content or effect will not affect the validity of the redemption of the Preferred Securities called for redemption, the document amendment or any other action premised on that notice.

   The Trust, Reliant Energy and the Trustees cannot and do not give any assurances that DTC will distribute Distributions and other payments on the Preferred Securities made to DTC or its nominee as the registered owner or any redemption or other notices to the Participants, or that the Participants or others will distribute such payments or notices to the Beneficial Owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus supplement. Beneficial Owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the Preferred Securities that may be transmitted by or through DTC.

   The foregoing information concerning DTC and DTC's book-entry system is based upon information obtained from DTC and contains statements that are believed to describe accurately DTC, the method of effecting book-entry transfers of securities distributed through DTC and certain related matters, but neither the Trust nor Reliant Energy take any responsibility for the accuracy of such statements.

Registrar, Transfer Agent and Paying Agent

   In the event the Preferred Securities do not remain in book-entry only form, the following provisions will apply.

   Payment of Distributions and payments on redemption of the Preferred Securities will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate liquidation amount at the corporate trust office of the Property Trustee in New York, New York; provided that payment of Distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any Preferred Security will be made only upon surrender of such Preferred Security to the Property Trustee.

   The Bank of New York or one of its affiliates will act as registrar and transfer agent for the Preferred Securities. The Bank of New York will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

   Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust but only upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

   The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

   The Property Trustee, prior to the occurrence of a Declaration Event of Default and after the curing of all Declaration Events of Default that may have occurred, will undertake to perform only such duties as are specifically set forth in the Declaration and, after the occurrence of a Declaration Event of Default (that has not been cured or waived), shall exercise such of the rights and powers vested in it by the Declaration and use the same degree of care and skill in their exercise, as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. The Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable security and indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee has reasonable grounds for believing that the repayment of such funds or liability or adequate indemnity against such risk or liability is not reasonably assured to it.

   Reliant Energy and its subsidiaries maintain commercial banking and trust relationships with the Property Trustee and its affiliates.

Governing Law

   The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

Miscellaneous

   The Regular Trustees are authorized and directed to take such action as they determine in their discretion to be necessary or desirable in carrying out the purposes of the Trust, including, but not limited to:

  . causing the Trust not to be deemed to be an "investment company" required to be registered under the Investment Company Act;

  . causing the Trust to be classified for United States federal income tax purposes as a grantor trust; and

  . cooperating with Reliant Energy to ensure that the Junior Subordinated
    Debentures will be treated as indebtedness of Reliant Energy for United States federal income tax purposes.

   In this connection, the Regular Trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes.

   Reliant Energy and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether or not Reliant Energy and the Trust, respectively, are in compliance with all the conditions and covenants under the Declaration.

               Description of the Preferred Securities Guarantee

   Pursuant to the Preferred Securities Guarantee, Reliant Energy will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined in the accompanying prospectus) (without duplication of amounts theretofore paid by the Trust) as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. Reliant Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Reliant Energy to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the Preferred Securities Guarantee (the "Guarantee Trustee"). The terms of the Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. A summary description of the Preferred Securities Guarantee appears in the accompanying prospectus under the caption "Description of the Preferred Securities Guarantees."

               Description of the Junior Subordinated Debentures

   Set forth below is a description of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities and which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Junior Subordinated Indenture dated as of February 15, 1999 between Reliant Energy and The Bank of New York, as trustee (the "Indenture Trustee"), as supplemented by Supplemental Indenture No. 1 dated as of February 15, 1999 between Reliant Energy and the Indenture Trustee (as so supplemented, the "Indenture") and those made part of the Indenture by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying prospectus under the caption "Description of the Junior Subordinated Debt Securities." The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

   The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debentures may be issued thereunder from time to time in one or more series. The Junior Subordinated Debentures constitute a separate series under the Indenture.

   Under certain circumstances involving the dissolution of the Trust, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Distribution of the Junior Subordinated Debentures."

General

   The Junior Subordinated Debentures are unsecured, subordinated obligations of Reliant Energy, limited in aggregate principal amount to an amount equal to the sum of:

  . the stated liquidation amount of the Preferred Securities issued by the Trust; and

  . the proceeds received by the Trust upon issuance of the Common Securities to Reliant Energy (which proceeds will be used to purchase an equivalent principal amount of Junior Subordinated Debentures).

   The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on March 31, 2048, unless such maturity date is shortened by Reliant Energy as described herein under "--Reliant Energy's Right to Shorten Maturity." The Junior Subordinated Debentures are not subject to any sinking fund.

   If Junior Subordinated Debentures are distributed to holders of Preferred Securities upon the dissolution of the Trust, such Junior Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary, or in the event that no depositary is used, to a paying agent for the Junior Subordinated Debentures.

   In the event that Junior Subordinated Debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; provided that payment of interest may be made at the option of Reliant Energy by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

Optional Redemption

   Except as provided below, the Junior Subordinated Debentures may not be
redeemed prior to          , 2004. Reliant Energy shall have the right to
redeem the Junior Subordinated Debentures, in whole or in part, from time to
time, on or after         , 2004, upon not less than 30 nor more than 60 days'
notice, at 100% of the principal amount of the Junior Subordinated Debentures together with accrued and unpaid interest, including Compounded Interest (as hereinafter defined) to, but excluding, the redemption date.

   If the Junior Subordinated Debentures are redeemed on any Interest Payment Date (as defined below), accrued and unpaid interest shall be payable to holders of record on the relevant record date.

   So long as the Trust Securities are outstanding, the proceeds from the redemption of any Junior Subordinated Debentures will be used to redeem Trust Securities.

   Reliant Energy will also have the right to redeem the Junior Subordinated Debentures, in whole but not in part, within 90 days following the occurrence of a Special Event as described under "Description of the Preferred Securities--Special Event Redemption."

   Reliant Energy may not redeem any Junior Subordinated Debentures unless all accrued and unpaid interest thereon, including Compounded Interest, if any, has been paid for all quarterly periods terminating on or prior to the date of notice of redemption.

   If Reliant Energy gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable), then by 12:00 noon, New York City time, on the redemption date, Reliant Energy will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the redemption date interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable Redemption Price but without interest on such Redemption Price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If Reliant Energy fails to repay the Junior Subordinated Debentures on maturity or the date fixed for redemption or if payment of the Redemption Price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by Reliant Energy, interest on such Junior Subordinated Debentures will continue to accrue from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures will be redeemed pro rata or by lot or by any other method utilized by the Indenture Trustee.

   In the event of any redemption in part, Reliant Energy will not be required to:

  . issue, register the transfer of, or exchange any Junior Subordinated
    Debentures during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Junior Subordinated Debentures and ending at the close of business on the date of such mailing; and

  . register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

Interest

   The Junior Subordinated Debentures will bear interest at the rate of     %
per annum from the date of original issuance of the Junior Subordinated
Debentures which is expected to be            , 1999. Interest will be payable
quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing on June 30, 1999, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event (i) the Preferred Securities shall not continue to remain in book-entry only form or (ii) if following distribution of the Junior Subordinated Debentures to holders of Trust Securities upon dissolution of the Trust as described under "Description of the Preferred Securities--Distribution of the Junior Subordinated Debentures," the Junior Subordinated Debentures shall not continue to remain in book-entry only form, the relevant record date will be the fifteenth day of the month in which the relevant Interest Payment Date occurs. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by Reliant Energy on any Interest Payment Date falling within an Extension Period unless Reliant Energy has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Interest Payment Date. The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly interest period for which interest is computed, interest will be computed on the basis of the actual number of days elapsed per 90-day quarter. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable.

Option to Extend Interest Payment Period

   So long as Reliant Energy is not in default in the payment of interest on the Junior Subordinated Debentures, Reliant Energy will have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period at any time from time to time for an extension period not exceeding 20 consecutive quarterly interest periods (each such period, an "Extension Period"). Reliant Energy has no current intention of exercising its right to extend an interest payment period. No interest will be due and payable on the Junior Subordinated Debentures during an Extension Period, except at the end thereof. During any Extension Period, Reliant Energy will not:

  . declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock other than:

    . dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, Reliant Energy's common stock;

    . any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

    . as a result of a reclassification of Reliant Energy's capital stock or the exchange or the conversion of one class or series of Reliant Energy's capital stock for another class or series of Reliant Energy's capital stock;

    . the payment of accrued dividends and the purchase of fractional interests in shares of Reliant Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

    . purchases of Reliant Energy's common stock related to the issuance of Reliant Energy's common stock or rights under any of Reliant Energy's benefit plans for its directors, officers, employees, any of Reliant Energy's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of Reliant Energy's affiliates for such affiliates' directors, officers or employees;

  . make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of Reliant Energy that, ranks pari passu with or junior in interest to the Junior Subordinated Debentures; or

  . make any guarantee payments with respect to any guarantee by Reliant
    Energy of the debt securities of any subsidiary of Reliant Energy (other than the Preferred Securities Guarantee) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures.

   Prior to the termination of any such Extension Period, Reliant Energy may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods or extend beyond the maturity of the Junior Subordinated Debentures. On the Interest Payment Date occurring at the end of each Extension Period, Reliant Energy will pay to the holders of Junior Subordinated Debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly ("Compounded Interest"). Upon the termination of any Extension Period and the payment of all amounts then due, Reliant Energy may commence a new Extension Period, subject to the above requirements. Reliant Energy may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarterly interest periods; provided, that no such period may extend beyond the stated maturity of the Junior Subordinated Debentures. The failure by Reliant Energy to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or Reliant Energy's currently outstanding indebtedness.

   If the Property Trustee is the sole holder of the Junior Subordinated Debentures, Reliant Energy will give the Property Trustee notice of its election to begin an Extension Period one Business Day prior to the earlier of:

  . the next succeeding date on which Distributions on the Preferred
    Securities are payable; or

  . the date the Trust is required to give notice to the New York Stock
    Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such Distribution is payable.

   The Trust will give notice of Reliant Energy's election to begin such Extension Period to the holders of the Preferred Securities.

   If Junior Subordinated Debentures have been distributed to holders of Trust Securities, Reliant Energy will give the holders of the Junior Subordinated Debentures notice of its election to begin an Extension Period at least ten Business Days prior to the earlier of:

  . the next succeeding Interest Payment Date; or

  . the date Reliant Energy is required to give notice to the New York Stock
    Exchange (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

Additional Interest

   If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the U.S. or any other taxing authority, then, in any such case, Reliant Energy will pay as additional interest ("Additional Interest") on the Junior Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

Compounded Interest

   Payments of Compounded Interest on the Junior Subordinated Debentures held by the Trust will make funds available to pay additional cash distributions on Distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof.

Reliant Energy's Right to Shorten Maturity

   If a Tax Event occurs, then Reliant Energy will have the right (i) prior to the dissolution of the Trust, to shorten the stated maturity of the Junior Subordinated Debentures to the minimum extent required, but not less than 19 and one-half years from the date of original issuance thereof, or (ii) to direct the Property Trustee to dissolve the Trust (if not previously dissolved) and shorten the stated maturity of the Junior Subordinated Debentures to the minimum extent required, but not less than 19 and one-half years from the date of original issuance thereof, in each case such that in the opinion of counsel to Reliant Energy experienced in such matters, after shortening the stated maturity, interest paid on the Junior Subordinated Debentures will be deductible for federal income tax purposes.

   If Reliant Energy exercises its right and shortens the stated maturity of the Junior Subordinated Debentures, the Trust will redeem all of the outstanding Preferred Securities when the Junior Subordinated Debentures are paid on their new maturity date.

Book-Entry and Settlement

   If any Junior Subordinated Debentures are distributed to holders of Preferred Securities (see "Description of the Preferred Securities-- Distribution of the Junior Subordinated Debentures"), such Junior Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

   Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each such beneficial owner must rely on the procedures of the Depositary or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture. If Junior Subordinated Debentures are distributed to holders of Preferred Securities, DTC will act as securities depositary for the Junior Subordinated Debentures.

   For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this prospectus supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Reliant Energy may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.

   None of Reliant Energy, the Indenture Trustee, any paying agent and any other agent of Reliant Energy or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   A Global Security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the depositary or its nominee only if:

  . the Depositary notifies Reliant Energy that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed;

  . the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed; or

  . Reliant Energy, in its sole discretion, determines that such Global
    Security shall be so exchangeable.

   Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Junior Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

           Relationship Between the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee

   As set forth in the Declaration, the Trust exists for the purposes of:

  . issuing the Trust Securities evidencing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Junior Subordinated Debentures; and

  . engaging in only such other activities as are necessary, convenient and incidental thereto or are specifically authorized in the Declaration.

   As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities primarily because:

  . the aggregate principal amount of Junior Subordinated Debentures held as trust assets by the Trust will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities;

  . the interest rate and interest and other payment dates of the Junior
    Subordinated Debentures will match the Distribution rate and Distribution and other payment dates of the Preferred Securities;

  . the Declaration further provides that the Trustees will not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust; and

  . the Declaration provides that Reliant Energy will pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. However, no assurance can be given that Reliant Energy will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

   Payments of Distributions and other payments due on the Preferred Securities are guaranteed by Reliant Energy on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying prospectus. If Reliant Energy does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make Distributions or other payments on the Preferred Securities. Under the Declaration, if and to the extent Reliant Energy does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make Distributions or other payments on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers Distributions and other payments on the Preferred Securities only if and to the extent that Reliant Energy has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures.

   The Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce Reliant Energy's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and the Guarantee Trustee will have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding against Reliant Energy to enforce such rights. If the Guarantee Trustee fails to enforce the Preferred Securities Guarantee, to the extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against Reliant Energy to enforce the Guarantee Trustee's rights under the Preferred Securities Guarantee. Notwithstanding the foregoing, if Reliant Energy has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against Reliant Energy for enforcement of the Preferred Securities Guarantee for such payment. See "Description of the Preferred Securities" and "Description of the Preferred Securities Guarantee" herein and "Description of the Preferred Securities Guarantees--Status of the Preferred Securities Guarantee" in the accompanying prospectus.

   The above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Reliant Energy of payments due on the Preferred Securities.

                        Certain Federal Tax Consequences

   In the opinion of Baker & Botts, L.L.P., counsel to Reliant Energy and the Trust, the following are the material United States federal income tax consequences of the ownership and disposition of the Preferred Securities. Unless otherwise stated, this summary deals only with the Preferred Securities held as capital assets by holders who acquire the Preferred Securities upon original issuance at the price indicated on the cover of this prospectus supplement. The tax treatment of a holder may vary depending on its particular situation. This summary does not deal with special classes of holders, such as, for example, dealers in securities or currencies, banks, thrifts, real estate investment trusts, regulated investment companies, life insurance companies, persons holding Preferred Securities as part of a straddle or as part of a hedging or conversion transaction, or persons whose functional currency is not the United States dollar. Further, it does not include any description of alternative minimum tax consequences or the tax laws of any state or local government or any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis). In particular, legislation was previously proposed by the Clinton Administration in 1996 and 1997 that, if enacted, could have adversely affected Reliant Energy's ability to deduct interest on the Junior Subordinated Debentures, which would in turn permit Reliant Energy to cause a redemption of the Junior Subordinated Debentures and therefore cause a redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Redemption." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

   Investors are advised to consult their tax advisors as to the United States federal income tax consequences of the ownership and disposition of the Preferred Securities in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

Classification of the Junior Subordinated Debentures

   Reliant Energy intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness under current law. No assurance can be given, however, that such position of Reliant Energy will not be challenged by the IRS. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Reliant Energy.

Classification of the Trust

   In connection with the issuance of the Preferred Securities, Baker & Botts, L.L.P., counsel to Reliant Energy and the Trust, will render its opinion generally to the effect that, assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Preferred Securities will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust and will be required to include in gross income its pro rata share of income accrued on the Junior Subordinated Debentures, whether or not cash is actually distributed to the holders.

Interest Income and Original Issue Discount

   Under Treasury Regulations issued in 1996 applicable to debt instruments (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount ("OID"). Reliant Energy believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a holder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures in accordance with such holder's method of tax accounting.

   Under the Regulations, if Reliant Energy exercised its option to defer any payment of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, each holder of the Preferred Securities, including a taxpayer who otherwise uses the cash method of accounting, would be required to include its pro rata share of original issue discount on the Junior Subordinated Debentures in income as it accrued, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the Preferred Securities. Generally, during an Extension Period, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. Consequently, during an Extension Period, a holder would be required to include OID in gross income even though Reliant Energy would not make any actual cash payments.

   The Regulations have not been addressed in any rulings or other interpretations by the Internal Revenue Service (the "IRS"), and it is possible that the IRS could take a position contrary to the interpretation herein.

   No portion of the amounts received on the Preferred Securities will be eligible for the dividends received deduction.

   Subsequent uses of the term "interest" in this summary include income in the form of OID.

Potential Extension of Interest Payment Period on the Junior Subordinated Debentures

   Holders of Preferred Securities will begin to accrue original issue discount with respect to their pro rata share of the Junior Subordinated Debentures during an extended interest payment period. A holder who disposes of the Preferred Securities during an Extension Period may suffer a loss because the market will likely fall if Reliant Energy exercises its option to defer payments of interest on the Junior Subordinated Debentures. See "--Disposition of the Preferred Securities" below. Furthermore, the market value of the Preferred Securities may not reflect the accumulated Distributions that will be paid at the end of the Extension Period, and a holder who sells the Preferred Securities during the Extension Period will not receive from Reliant Energy any cash related to the interest income the holder accrued and included in its taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the Extension Period).

Distribution of Junior Subordinated Debentures to Holders of Preferred
Securities

   Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities--Distribution of the Junior Subordinated Debentures" will be nontaxable and will result in the holder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution. A holder will include interest income in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

Disposition of the Preferred Securities

   Upon a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of a holder's Preferred Securities upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a holder will be considered to have disposed of all or part of its pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Such gain or loss will be long-term capital gain or loss if the Preferred Securities have been held by the holder for more than one year.

   A holder that sells (including a redemption for cash) Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. The amount realized is equal to the cash received, less the amount of accrued and unpaid interest with respect to the holder's pro rata share of the Junior Subordinated Debentures. The holder must include his share of such accrued and unpaid interest as ordinary income. Assuming that Reliant Energy does not exercise its option to defer payment of interest on the Junior Subordinated Debentures, a holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID as a result of Reliant Energy's deferral of any interest payment or otherwise, a holder's tax basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the Preferred Securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

   Should Reliant Energy exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a holder who disposes of its Preferred Securities between record dates for payments of Distributions thereon will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as OID, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting to Holders

   The Trust will report the interest income paid or accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Preferred Securities and the IRS. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

Backup Withholding

   Payments made on, and proceeds from the sale of Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the IRS.

United States Alien Holders

   For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a nonresident fiduciary of a foreign estate or trust.

   United States Treasury Regulations were issued on October 14, 1997 (the "Withholding Regulations") that affect the procedures to be followed by a United States Alien Holder in establishing its non-U.S. person status. The Withholding Regulations are generally effective with respect to payments made after December 31, 1999, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Withholding Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect of the Withholding Regulations.

   Reliant Energy will not pay any additional amounts on the Junior Subordinated Debentures held by a United States Alien Holder in respect of any tax, assessment or governmental charge withheld or deducted.

   Payments on the Preferred Securities. As discussed above, Reliant Energy intends to take the position that the Junior Subordinated Debentures will be classified for U.S. federal income tax purposes as indebtedness of Reliant Energy under current law; no assurance can be given, however, that such position of Reliant Energy will not be challenged by the IRS.

   Assuming that the Junior Subordinated Debentures are classified for U.S. federal income tax purposes as indebtedness of Reliant Energy, under present U.S. federal income tax law, payments by the Trust or any of its paying agents to any holder of Preferred Securities who or which is a United States Alien Holder would not be subject to U.S. federal withholding tax, provided, that (a) the beneficial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Reliant Energy entitled to vote, (b) the beneficial owner of the Preferred Securities is not a controlled foreign corporation that is related to Reliant Energy through stock ownership, and (c) either (A) the beneficial owner of the Preferred Securities certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B)(x) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Securities in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof or
(y) with respect to payments after December 31, 1999, a "qualified intermediary" (which includes certain foreign financial institutions, foreign clearing organizations or foreign branches of United States financial institutions or clearing organizations which have entered into withholding agreements with the IRS and have received appropriate certification from the beneficial owner) provides the Trust or any of its paying agents with an intermediary withholding certificate.

   If the Junior Subordinated Debentures were not classified for U.S. federal income tax purposes as indebtedness of Reliant Energy, payments by the Trust or any of its paying agents to any holder of Preferred Securities who or which is a United States Alien Holder would be subject to U.S. withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty). Prospective investors that would be United States Alien Holders should consult their tax advisors concerning the possible application of these rules.

   Sale or Exchange of Preferred Securities. A United States Alien Holder (other than certain U.S. expatriates) generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Preferred Securities unless the United States Alien Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

   Effectively Connected Income. If a United States Alien Holder of Preferred Securities is engaged in a trade or business in the United States, and if the interest income paid or accrued on the Preferred Securities is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax on distributions on Preferred Securities, will generally be subject to regular United States income tax on the interest income and on any gain realized on the sale, exchange or other disposition of Preferred Securities in the same manner as if it were a United States person. Such a holder will be required to provide to the applicable withholding agent a properly executed IRS Form 4224 in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate prescribed by an applicable treaty) of its effectively connected earnings and profits for the taxable year.

                                  Underwriting

General

   Based on the terms and conditions of an underwriting agreement, the Trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc. are acting as the representatives, has severally agreed to purchase from the Trust, the number of Preferred Securities set forth opposite its name below:

                                                                      Number of
                                                                      Preferred
           Underwriter                                                Securities
           -----------                                                ----------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.........................................
      A.G. Edwards & Sons, Inc......................................
      Goldman, Sachs & Co...........................................
      NationsBanc Montgomery Securities LLC.........................
      PaineWebber Incorporated......................................
      Prudential Securities Incorporated............................
      Salomon Smith Barney Inc......................................
                                                                      ----------
           Total....................................................  12,000,000
                                                                      ==========

   The underwriters are obligated to purchase all of the Preferred Securities, if any Preferred Securities are purchased.

   Reliant Energy and the Trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

   The underwriters have in the past and may in the future engage in transactions with, or perform services for, Reliant Energy or its subsidiaries in the ordinary course of their businesses.

   Reliant Energy will pay all expenses, estimated to be approximately $ million, associated with the offer and the sale of the Preferred Securities.

Commission and Discounts

   The underwriters will offer the Preferred Securities directly to the public at a price of $25 per Preferred Security. The underwriters may also offer the Preferred Securities to certain dealers at the above mentioned offering price
less a concession of $    per Preferred Security. The underwriters may allow,
and such dealers may reallow, a discount not in excess of $    per Preferred
Security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   Because the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, Reliant Energy has agreed to
pay to the underwriters an underwriting commission of $     per Preferred
Security (or a total of $              ). However, the underwriting commission
for sales of 10,000 or more Preferred Securities to a single purchaser will be
$.   per Preferred Security. If any such sales occur, the total amount of the
underwriting commission will be less than $     million.

   The following table shows the underwriting commission per Preferred Security and total underwriting commission to be paid by Reliant Energy to the underwriters and proceeds to the Trust.

                                                           Per
                                                        Preferred
                                                        Security     Total
                                                        --------- ------------
      Public offering price............................  $25.00   $300,000,000
      Underwriting commission to be paid by Reliant
       Energy..........................................     $          $
      Proceeds to the Trust............................  $25.00   $300,000,000

New York Stock Exchange Listing

   Before this offering, there has been no established public trading market for the Preferred Securities. The Trust intends to apply to list the Preferred Securities on the New York Stock Exchange. If approved for listing, Reliant Energy expects trading of the Preferred Securities to begin within 30 days of the issuance of the Preferred Securities. In order to meet all of the requirements for listing the Preferred Securities on the New York Stock Exchange, the underwriters have agreed to sell the Preferred Securities to a minimum of 400 beneficial holders. The representatives have advised Reliant Energy that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. No assurances can be given about the liquidity of the trading market for the Preferred Securities.

No Sales of Similar Securities

   Reliant Energy and the Trust have agreed that, during the period beginning on the date of the underwriting agreement and continuing to and including the date of delivery of the Preferred Securities to the underwriters in accordance with the underwriting agreement, they will not offer, sell, contract to sell or otherwise dispose of any Preferred Securities, any securities convertible into or exchangeable into or exercisable for the Preferred Securities or the Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Junior Subordinated Debentures and the Preferred Securities issued pursuant to the underwriting agreement) without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Price Stabilization and Short Positions

   In connection with the sale of the Preferred Securities, Securities and Exchange Commission rules permit the underwriters to engage in transactions that stabilize the price of the Preferred Securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the Preferred Securities.

   The underwriters may create a short position in the Preferred Securities in connection with the offering. That means that they sell a larger number of the Preferred Securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase Preferred Securities in the open market to reduce the short position.

   If the underwriters purchase the Preferred Securities to stabilize the price or to reduce their short position, the price of the Preferred Securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the Preferred Securities.

   The underwriters may suspend any of these activities at any time.

Penalty Bids

   The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchased Preferred Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Preferred Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those Preferred Securities as part of this offering.

Prospectus

                                  $500,000,000

                        Houston Industries Incorporated
                      Junior Subordinated Debt Securities

                                   HI Trust I
                                  HI Trust II
 Trust Preferred Securities fully and unconditionally guaranteed, as set forth herein, by
                        Houston Industries Incorporated

Houston Industries Incorporated
1111 Louisiana                                 The Trusts
Houston, Texas 77002
(713) 207-3000              HI Trust I and HI Trust II are subsidiaries of
                         Houston Industries Incorporated. The Trusts are statutory business trusts created under Delaware law. They exist for the purpose of issuing trust preferred securities.


                                              The Offering

                          Junior Subordinated Debt Securities

                            By this prospectus, the Company may offer junior
                         subordinated debt securities. The Company's obligations under these debt securities will be unsecured and subordinate and junior in right of payment to all other Senior Debt (as defined herein) of the Company. The Company may issue and sell these junior subordinated debt securities to the Trusts in connection with the Trusts' investment of proceeds from the sale of their trust preferred securities and common securities. Under certain circumstances the Trusts may be dissolved and these junior subordinated debt securities will be distributed to holders of the Trusts' trust preferred securities.

                          Trust Preferred Securities

                            By this prospectus, the Trusts may offer and sell
                         trust preferred securities representing undivided beneficial interests in the assets of the issuing Trust. The Trusts will use the proceeds from the sale of their trust preferred securities and common securities to purchase junior subordinated debt securities of the Company.

                          Guarantee

                            The Company will fully and unconditionally
                         guarantee the Trusts' payment obligations with respect to their trust preferred securities on the terms described in this prospectus and the accompanying prospectus supplement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 4, 1999

                               TABLE OF CONTENTS

                                   Prospectus

   About this Prospectus....................................................   2
   Where You Can Find More Information......................................   3
   Disclosure Regarding Forward-looking Statements..........................   4
   The Company..............................................................   4
   Ratio of Earnings to Fixed Charges.......................................   5
   Use of Proceeds..........................................................   5
   The Trusts...............................................................   5
   Description of the Preferred Securities..................................  10
   Description of the Preferred Securities Guarantees.......................  11
   Description of the Junior Subordinated Debt Securities...................  14
   Plan of Distribution.....................................................  21
   Legal Matters............................................................  22
   Experts..................................................................  22

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. By using this process, we may offer the securities described in this prospectus in one or more public offerings with a total aggregate initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

   We have not included separate financial statements of the Trusts in this prospectus. We do not consider that such financial statements would be material to holders of the Trusts' trust preferred securities because:

  . Each Trust is a newly created special purpose entity;

  . Each Trust has no operating history or independent operations; and

  . Neither Trust is engaged in nor does it propose to engage in any activity other than holding the Junior Subordinated Debt Securities (as defined herein), issuing the Trust Securities (as defined herein) and any other activity related thereto or specifically authorized by the Trust's Declaration (as defined herein).

   Furthermore, taken together, the Company's obligations under the Junior Subordinated Debt Securities, the Indenture, the Declarations and the Preferred Securities Guarantees (each, as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trusts' preferred securities. See "The Trusts," "Description of the Preferred Securities," "Description of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities." In addition, we do not expect that the Trusts will file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports and other information with the Commission. You may read and copy any document we file with the Commission at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public on the Commission's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

   The Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that the Company has filed with the Commission and the Company's future filings with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the offering of the securities offered hereby is completed:

  . The Company's Annual Report on Form 10-K for its fiscal year ended
    December 31, 1997;

  . The Company's Quarterly Reports on Form 10-Q for its quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . The Company's Current Report on Form 8-K filed with the Commission on
    October 21, 1998; and

  . The Company's Current Report on Form 8-K filed with the Commission on
    February 1, 1999.

   This prospectus is part of a registration statement we have filed with the Commission relating to our securities. As permitted by Commission rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Room or through its web site.

   You may also obtain a copy of our filings with the Commission at no cost, by writing to or telephoning us at the following address:

                        Houston Industries Incorporated
                                 1111 Louisiana
                              Houston, Texas 77002
                           Attn: Corporate Secretary
                                 (713) 207-3000

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   Statements contained in this prospectus and any accompanying prospectus supplement, including the documents that are incorporated by reference as set forth in "Where You Can Find More Information," that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to management. The Company and the Trusts caution that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary materially from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance actual results will not differ materially from those expressed or implied by forward-looking statements.

   The following are some of the factors that could cause actual results to differ from those expressed or implied in the forward-looking statements contained herein:

  . state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate restructuring and affect the speed and degree to which competition enters the electric and natural gas industries;

  . industrial, commercial and residential growth in our service territories;

  . the weather and other natural phenomena;

  . the timing and extent of changes in commodity prices and interest rates;

  . changes in environmental and other laws and regulations to which the Company and its subsidiaries are subject or other external factors over which the Company has no control;

  . the results of financing efforts;

  . growth in opportunities for the Company's subsidiaries and diversified operations;

  . risks incidental to the Company's overseas operations (including the effects of fluctuations in foreign currency exchange rates);

  . the effect of the Company's accounting policies; and

  . other factors discussed in this and other filings by the Company with the Commission.

   When used in the Company's documents, the words "anticipate," "estimate," "expect," "forecast," "goal," "objective," "projection" or similar words are intended to identify forward-looking statements.

                                  THE COMPANY

   Houston Industries Incorporated (the "Company") is a diversified international energy services company. Houston Lighting & Power Company, the Company's electric utility division, serves approximately 1.6 million customers in the City of Houston, Texas, and surrounding areas of the Texas Gulf Coast. NorAm Energy Corp. ("NorAm"), the Company's largest subsidiary, is a natural gas utility serving over 2.8 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. NorAm, through its subsidiaries, is also a major interstate natural gas pipeline company and a provider of energy marketing services.

   The Company's other principal subsidiaries include (i) Houston Industries Energy, Inc., which participates in the privatization of foreign generating and distribution facilities and the development and acquisition of foreign independent power projects and (ii) Houston Industries Power Generation, Inc., which participates in the acquisition, development and operation of domestic non-rate regulated power generation facilities.

   The Company, subject to certain limited exceptions, is exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935, as amended.

   The Company's executive offices are located at Houston Industries Plaza, 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-3000).

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                         Nine Months
                                            Ended
                                        September 30, Year Ended December 31,
                                        ------------- ------------------------
                                         1998   1997  1997 1996 1995 1994 1993
                                        ------ ------ ---- ---- ---- ---- ----
Ratio of earnings from continuing
 operations to fixed charges before
 cumulative effect of change in
 accounting (1)(2).....................   1.97   3.05 2.41 2.76 2.71 2.89 2.78

--------
(1) The Company believes that the ratios for the nine-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of the Company's business and adjustments to the Company's financial statements resulting from its acquisition of NorAm on August 6, 1997.
(2) Includes the results of NorAm from the date of its acquisition which was accounted for under the purchase method.

                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that any net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, acquisitions and the repayment or refinancing of the Company's indebtedness, including inter-company indebtedness.

   Each Trust will use all proceeds received from the sale of its Trust Securities to purchase Junior Subordinated Debt Securities from the Company.

                                   THE TRUSTS

   HI Trust I and HI Trust II (each a "Trust", and collectively the "Trusts") are statutory business trusts created on January 11, 1999, under the Delaware Business Trust Act (the "Business Trust Act") pursuant to separate declarations of trust among the Trustees (as defined herein) of each Trust and the Company and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Each such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration" and together, the "Declarations") as of the date the respective Trust initially issues trust preferred securities representing preferred undivided beneficial interests in the assets of such Trust (the "Preferred Securities"). Each Declaration will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   The following description summarizes the material terms of the Declarations and is qualified in its entirety by reference to the form of Declaration, which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act.

   The address of the principal office of each Trust is c/o Houston Industries Incorporated, 1111 Louisiana, Houston, Texas 77002, and the telephone number of each Trust at such address is (713) 207-3000.

Preferred Securities

   Upon issuance of any Preferred Securities by a Trust, the holders thereof will own all of the issued and outstanding Preferred Securities of such Trust. The Company will, directly or indirectly, acquire common securities representing common undivided beneficial interests in the assets of each Trust (the "Common

Securities" and, together with the Preferred Securities, the "Trust Securities") in an amount equal to 3% of the total capital of such Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities of each Trust. The Preferred Securities and the Common Securities will rank pari passu with each other and will have equivalent terms; provided that (i) if a Declaration Event of Default (as defined under "--Events of Default") under the Declaration of a Trust occurs and is continuing, the holders of Preferred Securities of such Trust will have a priority over holders of the Common Securities of such Trust with respect to payments in respect of distributions and payments upon liquidation, redemption and maturity and (ii) the holders of Common Securities have the exclusive right to appoint, remove or replace the Trustees and to increase or decrease the number of Trustees. Each Trust exists for the purposes of (a) issuing its Preferred Securities, (b) issuing its Common Securities to the Company, (c) investing the gross proceeds from the sale of its Trust Securities in Junior Subordinated Debt Securities of the Company and (d) engaging in only such other activities as are necessary, convenient or incidental thereto or are specifically authorized in its Declaration. The rights of the holders of the Preferred Securities of a Trust, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

Powers and Duties of Trustees

   The number of trustees (the "Trustees") of each Trust will initially be five. Three of the Trustees (the "Regular Trustees") are individuals who are officers, directors or employees of the Company. The fourth Trustee is The Bank of New York, which is unaffiliated with the Company and serves as the property trustee (the "Property Trustee") and acts as the indenture trustee under the Declaration for purposes of the Trust Indenture Act. The fifth Trustee is The Bank of New York (Delaware) which has its principal place of business in the State of Delaware (the "Delaware Trustee"). Pursuant to each Declaration, legal title to the Junior Subordinated Debt Securities purchased by a Trust will be owned by and held of record in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities of such Trust, and the Property Trustee will have the legal power to exercise all rights, powers and privileges under the Indenture (as defined under "Description of the Junior Subordinated Debt Securities") with respect to such Junior Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments in respect of the Junior Subordinated Debt Securities purchased by a Trust for the benefit of the holders of its Trust Securities. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantees are separately qualified under the Trust Indenture Act and will be held by The Bank of New York (the "Guarantee Trustee"), acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the applicable Preferred Securities. As used in this prospectus and any accompanying prospectus supplement, the term "Property Trustee" with respect to a Trust refers to The Bank of New York acting either in its capacity as a Trustee under the related Declaration and the holder of legal title to the Junior Subordinated Debt Securities purchased by such Trust or in its capacity as the Guarantee Trustee under the applicable Preferred Securities Guarantee, as the context may require. The Company, as the direct or indirect owner of all of the Common Securities of each Trust, will have the exclusive right to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees will be, except under certain circumstances, at least five and the majority of Trustees will be Regular Trustees. The term of a Trust will be set forth in the applicable prospectus supplement but may dissolve earlier as provided in the applicable Declaration.

   The duties and obligations of the Trustees of a Trust will be governed by the Declaration of such Trust, the Business Trust Act and the Trust Indenture Act. Under its Declaration, each Trust will not, and the Trustees will cause such Trust not to, engage in any activity other than in connection with the purposes of such Trust or other than as required or authorized by the related Declaration. In particular, each Trust will not and the Trustees will cause each Trust not to (a) invest any proceeds received by such Trust from holding the Junior Subordinated Debt Securities purchased by such Trust but shall promptly distribute from the Property Account all such proceeds to holders of its Trust Securities pursuant to the terms of the related Declaration and of its

Trust Securities; (b) acquire any assets other than as expressly provided in the related Declaration; (c) possess property of such Trust for other than a Trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debt Securities; (e) possess any power or otherwise act in such a way as to vary the assets of such Trust or the terms of its Trust Securities in any way whatsoever, except as expressly provided in the related Declaration;
(f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, such Trust other than its Trust Securities; (g) incur any indebtedness for borrowed money; (h) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee (as defined under "Description of the Junior Subordinated Debt Securities") or exercising any trust or power conferred upon the Indenture Trustee with respect to the Junior Subordinated Debt Securities deposited in such Trust as trust assets; (i) waive any past default that is waivable under the Indenture; (j) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of all of the Junior Subordinated Debt Securities deposited in such Trust as trust assets, without, in the case of clauses (h),
(i) and (j), obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding Trust Securities of such Trust; (k) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debt Securities deposited in such Trust as trust assets, where such consent is required, unless in the case of this clause (k) the Property Trustee shall have received an opinion of counsel experienced in such matters to the effect that such amendment, modification or termination will not cause more than an insubstantial risk that for United States federal income tax purposes such Trust will not be classified as a grantor trust; (l) take or consent to any action that would result in the placement of a lien, pledge, charge, mortgage or other encumbrance on any of the property of such Trust; (m) vary the investment (within the meaning of Treasury Regulation Section 301.7701-4(c)) of such Trust or of the holders of its Trust Securities; (n) after the issuance of its Preferred Securities, enter into any contract or agreement (other than any depositary agreement or any agreement with any securities exchange or automated quotation system) that does not expressly provide that the holders of such Preferred Securities, in their capacities as such, have limited liability (in accordance with the provisions of the Business Trust Act) for the liabilities and obligations of such Trust or (o) revoke any action previously authorized or approved by a vote of the holders of its Preferred Securities except by subsequent vote of such holders.

Books and Records

   The books and records of each Trust will be maintained at the principal office of such Trust and will be open for inspection by a holder of Preferred Securities of such Trust or his authorized representative for any purpose reasonably related to his interest in such Trust during normal business hours.

Voting

   Holders of Preferred Securities generally will have limited voting rights, relating only to the modification of the Preferred Securities and, under certain circumstances, to the exercise of a Trust's rights as holder of the Junior Subordinated Debt Securities and the Preferred Securities Guarantee. The holders of the Preferred Securities will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the holders of the Common Securities.

The Property Trustee

   The Property Trustee, for the benefit of the holders of the Trust Securities of a Trust, is authorized under each Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debt Securities deposited in such Trust as trust assets, including its rights as the holder of such Junior Subordinated Debt Securities to enforce the Company's obligations under such Junior Subordinated Debt Securities upon the occurrence of an Indenture Event of Default (as defined herein under "Description of the Junior Subordinated Debt Securities--Indenture Events of Default"). The Property Trustee will also be authorized to enforce the rights of holders of the Preferred Securities of a Trust under the related Preferred Securities Guarantee. If any Trust's failure to make distributions on the Preferred Securities of such Trust is a consequence of the Company's exercise of any right under the terms of the Junior Subordinated Debt Securities deposited in such

Trust as trust assets to extend the interest payment period for such Junior Subordinated Debt Securities, the Property Trustee will have no right to enforce the payment of distributions on such Preferred Securities until a Declaration Event of Default shall have occurred. If a Declaration Event of Default has occurred and is continuing, then the holders of at least a majority in liquidation amount of the Preferred Securities of a Trust will have the right to direct the Property Trustee for such Trust with respect to certain matters under the related Declaration and the related Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the applicable series of Junior Subordinated Debt Securities, any holder of Preferred Securities, to the extent permitted by applicable law, may, after a period of 30 days has elapsed from such Holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce such rights without first instituting any legal proceeding against the Property Trustee or any other person. Notwithstanding the foregoing, if a Declaration Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal, or premium, if any, on the applicable series of Junior Subordinated Debt Securities on the date such interest, principal or premium is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of, or premium, if any, or interest on the applicable series of Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Holder Direct Action") on or after the respective due date specified in the applicable series of Junior Subordinated Debt Securities. In connection with such Holder Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Holder Direct Action. Except as expressly provided in the preceding sentences or in the applicable prospectus supplement, the holders of Preferred Securities of such Trust will not be able to exercise directly any other remedy available to the holders of the applicable series of Junior Subordinated Debt Securities.

Distributions

   Pursuant to each Declaration, distributions on the Preferred Securities of a Trust must be paid on the dates payable to the extent that the Property Trustee for such Trust has cash on hand in the applicable Property Account to permit such payment. The funds available for distribution to the holders of the Preferred Securities of a Trust will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debt Securities that are deposited in such Trust as trust assets. If the Company does not make interest payments on the Junior Subordinated Debt Securities deposited in a Trust as trust assets, the Property Trustee will not make distributions on the Preferred Securities of such Trust. Under each Declaration, if and to the extent the Company does make interest payments on the Junior Subordinated Debt Securities deposited in a Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities of such Trust on a Pro Rata Basis (as defined below). The payment of distributions on the Preferred Securities of a Trust is guaranteed by the Company as and to the extent set forth under "Description of the Preferred Securities Guarantees." A Preferred Securities Guarantee is a guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the applicable Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal, or premium, if any, on the Junior Subordinated Debt Securities deposited in a Trust as trust assets. As used in this prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities of a Trust according to the aggregate liquidation amount of the Trust Securities of such Trust held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities of such Trust outstanding unless, in relation to a payment, a Declaration Event of Default under the related Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities of such Trust pro rata according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Preferred Securities of such Trust outstanding, and only after satisfaction of all amounts owed to the holders of such Preferred Securities, to each holder of Common Securities of such Trust pro rata according to the aggregate liquidation amount of such Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all Common Securities of such Trust outstanding.

Events of Default

   If an Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Debt Securities deposited in a Trust as trust assets, an Event of Default under the Declaration (a "Declaration Event of Default") of such Trust will occur and be continuing, with respect to any outstanding Trust Securities of such Trust. In such event, each Declaration provides that the holders of Common Securities of such Trust will be deemed to have waived any such Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities of such Trust have been cured or waived or otherwise eliminated. Until all such Declaration Events of Default with respect to the Preferred Securities of such Trust have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities of such Trust and only the holders of such Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration and consequently under the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities of such Trust is waived by the holders of the Preferred Securities of such Trust as provided in the Declaration, the holders of Common Securities of such Trust pursuant to such Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to such Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of such Common Securities. The Property Trustee shall notify each holder of Preferred Securities of a Trust of any notice of default with respect to the related Junior Subordinated Debt Securities, unless such default has been cured before the giving of such notice or the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers (as that term is defined in the applicable Declaration) of the Property Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Trust Securities of such Trust.

Record Holders

   Each Declaration provides that the Trustees of such Trust may treat the person in whose name a certificate representing its Preferred Securities is registered on the books and records of such Trust as the sole holder thereof and of the Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, will not be bound to recognize any equitable or other claim to or interest in such certificate or in the Preferred Securities represented thereby on the part of any person, whether or not the Trustees of such Trust shall have actual or other notice thereof. Preferred Securities will be issued in fully registered form. Unless otherwise specified in a prospectus supplement, Preferred Securities will be represented by one or more global certificates registered on the books and records of such Trust in the name of a depositary (the "Depositary") named in an accompanying prospectus supplement or its nominee. Under each Declaration:

     (i) such Trust and the Trustees thereof will be entitled to deal with the Depositary (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the related Declaration, and except as set forth in the related Declaration with respect to the issuance of definitive certificates representing the Preferred Securities, will have no obligation to persons owning a beneficial interest in Preferred Securities ("Preferred Security Beneficial Owners") registered in the name of and held by the Depositary or its nominee; and

     (ii) the rights of Preferred Security Beneficial Owners will be exercised only through the Depositary (or any successor depositary) and will be limited to those established by law and agreements between such Preferred Security Beneficial Owners and the Depositary and/or its participants. With respect to Preferred Securities registered in the name of and held by the Depositary or its nominee, all notices and other communications required under each Declaration will be given to, and all distributions on such Preferred Securities will be given or made to, the Depositary (or its successor).

   The specific terms of the depositary arrangement with respect to the Preferred Securities of a Trust will be disclosed in the applicable prospectus supplement.

Debts and Obligations

   In each Declaration, the Company has agreed to pay all debts and obligations (other than with respect to the related Trust Securities) and all costs and expenses of the applicable Trust, including the fees and expenses of its Trustees and any taxes and all costs and expenses with respect thereto, to which such Trust may become subject, except for United States withholding taxes. The foregoing obligations of the Company under each Declaration are for the benefit of, and will be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against any Trust or any other person before proceeding against the Company. The Company will be subrogated to all rights of a Trust in respect of any amounts paid to any Creditor by the Company. The Company has agreed in each Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

                    DESCRIPTION OF THE PREFERRED SECURITIES

   Each Trust may issue, from time to time, only one series of Preferred Securities having terms described in the prospectus supplement relating thereto. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the prospectus supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such Trust, the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on the Preferred Securities issued by such Trust will be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Trust will be cumulative, (v) the amount or amounts which will be paid out of the assets of such Trust to the holders of Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust, (vi) the obligation or right, if any, of such Trust to purchase or redeem Preferred Securities issued by such Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such Trust will or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, as a condition to specified actions or amendments to the Declaration of such Trust, (viii) terms for any conversion or exchange into other securities (ix) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the Junior Subordinated Debt Securities and (x) any other relevant, terms, rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Trust consistent with the Declaration of such Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the prospectus supplement relating thereto.

   In connection with the issuance of the Preferred Securities, each Trust will issue one series of Common Securities. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as set forth therein. The terms of the Common Securities issued by a Trust will be substantially identical to the terms of the Preferred Securities issued by such Trust and the Common Securities will rank pari passu, and payments will be made thereon on a Pro Rata Basis with the Preferred Securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. The Common Securities issued by a Trust will also carry the right to vote and to appoint, remove or replace any of the Trustees of such Trust. All of the Common Securities issued by a Trust will be directly or indirectly owned by the Company.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

   The payment of periodic cash distributions with respect to the Preferred Securities of each Trust out of moneys held by the Property Trustee of each Trust, and payments on liquidation of each Trust and redemption of Preferred Securities of each Trust, will be fully and unconditionally guaranteed by the Company as described herein (each such guarantee, a "Preferred Securities Guarantee"). Set forth below is a summary of the Preferred Securities Guarantees that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as indenture trustee with respect thereto (the "Guarantee Trustee"), for the benefit of holders of the Preferred Securities of the applicable Trust. The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Guarantee by the Trust Indenture Act. This description summarizes the material terms of the Preferred Securities Guarantees and is qualified in its entirety by reference to the form of Preferred Securities Guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

   Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a Trust, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by such Trust), as and when due, regardless of any defense, right of set-off or counterclaim that such Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by a Trust to the extent not paid or made by or on behalf of such Trust will be subject to such Preferred Securities Guarantee (without duplication): (i) any accumulated and unpaid distributions on such Preferred Securities, and the redemption price, including all accumulated and unpaid distributions to, but excluding, the date of redemption, with respect to such Preferred Securities called for redemption by such Trust but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal, or premium, if any, on the Junior Subordinated Debt Securities deposited in such Trust as trust assets and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of such Preferred Securities in exchange for Preferred Securities or the redemption of all of such Preferred Securities upon the maturity or redemption of the Junior Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Trust has funds on hand legally available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Trust as required by applicable law (the "Guarantee Payments"). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of such Preferred Securities or by causing the applicable Trust to pay such amounts to such holders.

   The Preferred Securities Guarantee is a guarantee from the time of issuance of the applicable Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on such Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal, or premium, if any, on the Junior Subordinated Debt Securities deposited in the applicable Trust as trust assets. If the Company does not make interest, principal or premium, if any, payments on the Junior Subordinated Debt Securities deposited in the applicable Trust as trust assets, the Property Trustee will not make distributions on the Preferred Securities of such Trust and the Trust will not have funds available therefor.

   The Company's obligations under the Declaration for each Trust, the Preferred Securities Guarantee issued with respect to Preferred Securities issued by such Trust, the Junior Subordinated Debt Securities purchased by such Trust and the Indenture, in the aggregate, will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by such Trust.

Certain Covenants of the Company

   In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Trust remain outstanding, the Company will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock (other than (a) dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of the Company's capital stock or the exchange or the conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (d) the payment of accrued dividends and the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (e) purchases of the Company's common stock related to the issuance of the Company's common stock or rights under any of the Company's benefit plans for its directors, officers or employees, any of the Company's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of the Company's affiliates for such affiliates' directors, officers or employees), (ii) make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such Trust or
(iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (other than pursuant to a Preferred Securities Guarantee) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such Trust, if at such time (x) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under the related Preferred Securities Guarantee, (y) there shall have occurred any Declaration Event of Default under the applicable Declaration or (z) the Company shall have given notice of its election to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities deposited in such Trust as trust assets and such period, or any extension thereof, is continuing. In addition, so long as any Preferred Securities of a Trust remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities of such Trust and not to cause or permit such Common Securities to be transferred except to the extent permitted by the applicable Declaration; provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities and (ii) to use reasonable efforts to cause such Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities to the holders of such Preferred Securities as provided in the applicable Declaration.

Amendments and Assignment

   Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities in any material respect (in which case no consent will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the Company and the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Trust then outstanding. Except in connection with a consolidation, merger or sale involving the Company that is permitted under the Indenture, the Company may not assign its obligations under any Preferred Securities Guarantee.

Termination of the Preferred Securities Guarantee

   Each Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities issued by the applicable Trust
(i) upon full payment of the redemption price of all Preferred Securities of such Trust, (ii) upon distribution of the Junior Subordinated Debt Securities to the holders of the Trust Securities of such Trust in exchange for all of the Trust Securities issued by such Trust or (iii) upon full payment of the amounts payable in accordance with the applicable Declaration upon liquidation of such Trust. Notwithstanding the foregoing, each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Trust must restore payment of any sums paid with respect to such Preferred Securities or under such Preferred Securities Guarantee.

Status of the Preferred Securities Guarantee

   The Company's obligation under each Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Debt Securities, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock (other than the most senior preferred stock issued, from time to time, if any, by the Company, which preferred stock will rank pari passu with each Preferred Securities Guarantee) now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock (other than the most senior preferred stock issued, from time to time, if any, by the Company). The Company's obligations under each Preferred Securities Guarantee will rank pari passu with respect to obligations under other guarantee agreements which it may enter into from time to time to the extent that (i) such agreements shall be entered into in substantially the form of the Preferred Securities Guarantee and provide for comparable guarantees by the Company of payment on preferred securities issued by other trusts, partnerships or other entities affiliated with the Company that are financing vehicles of the Company and (ii) the debentures or other evidences of indebtedness of the Company relating to such preferred securities are junior subordinated, unsecured indebtedness of the Company. The Company's obligations under each Preferred Securities Guarantee are effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries and is recognized as such. Each Declaration provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the related Preferred Securities Guarantee.

   Each Preferred Securities Guarantee will constitute a guarantee of payment and not merely of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each Preferred Securities Guarantee will be deposited with the Guarantee Trustee, as indenture trustee, to be held for the benefit of the holders of the Preferred Securities issued by the applicable Trust. The Guarantee Trustee will have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities issued by the applicable Trust. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the related Preferred Securities Guarantee or exercising any trust or other power conferred upon the Guarantee Trustee under such Preferred Securities Guarantee. If the Guarantee Trustee fails to enforce such Preferred Securities Guarantee as above provided, any holder of Preferred Securities issued by the applicable Trust may institute a legal proceeding directly against the Company to enforce its rights under such Preferred Securities Guarantee without first instituting a legal proceeding against the applicable Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the applicable Preferred Securities Guarantee for such payment without first instituting a legal proceeding against the applicable Trust, the Guarantee Trustee or any other person or entity.

Miscellaneous

   The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each Preferred Securities Guarantee and as to any default in such performance. The Company is required to file annually with the Guarantee Trustee an officers' certificate as to the Company's compliance with all conditions under each Preferred Securities Guarantee.

   The Guarantee Trustee, prior to the occurrence of an event of default under a Preferred Securities Guarantee and after the curing or waiving of all events of default that may have occurred, will undertake to perform only such duties as are specifically set forth in the applicable Preferred Securities Guarantee, and no implied covenants will be read into such Preferred Securities Guarantee. After a default with respect to a Preferred Securities Guarantee has occurred, the Guarantee Trustee shall exercise such of the rights and powers vested in it by such Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the rights or powers vested in it by a Preferred Securities Guarantee at the request or direction of any holder of the applicable Preferred Securities unless it is offered security and indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

   Each Preferred Securities Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

   The Company may issue from time to time one or more series of Junior Subordinated Debt Securities ("Junior Subordinated Debt Securities") under a Junior Subordinated Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Indenture Trustee"). The Indenture will be qualified under the Trust Indenture Act. The form of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following description summarizes the material terms of the Indenture, and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and article references used herein are references to provisions of the Indenture.

General

   The Junior Subordinated Debt Securities will be unsecured junior subordinated obligations of the Company. The Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. The Company's rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary of the Company upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

   The Indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that Junior Subordinated Debt Securities may be issued thereunder from time to time in one or more series. The Junior Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture.

   In the event Junior Subordinated Debt Securities are issued to a Trust in connection with the issuance of Trust Securities by such Trust, such Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Trust at the election of the Company or upon the occurrence of certain events described in the prospectus supplement relating to such Trust Securities. Only one series of Junior Subordinated Debt Securities will be issued to each Trust in connection with the issuance of the Trust Securities by such Trust.

   Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of Junior Subordinated Debt Securities being offered thereby (to the extent such terms are applicable to the Junior Subordinated Debt Securities of such series): (i) the specific designation of such Junior Subordinated Debt Securities, aggregate principal amount, purchase price and premium, if any; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Securities is payable and the right to shorten, extend or defer such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Securities will bear interest or the method of calculating such rate or rates, if any; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend or defer the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(viii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Debt Securities pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of the holder thereof and the period or periods for which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the terms and conditions upon which, such Junior Subordinated Debt Securities will be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) any exchangeability, conversion or prepayment provisions of the Junior Subordinated Debt Securities;
(x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on the Junior Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Junior Subordinated Debt Securities rather than pay such additional amounts;
(xi) the form of such Junior Subordinated Debt Securities; (xii) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Securities will be issuable; (xiii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to such series, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Indenture; and (xiv) whether such Junior Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary. (Section 2.01)

   Unless otherwise indicated in the prospectus supplement relating thereto, the Junior Subordinated Debt Securities will be issued in United States dollars in fully registered form without coupons in denominations of $25 or integral multiples thereof. Junior Subordinated Debt Securities may be presented for exchange and Junior Subordinated Debt Securities in registered form may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Junior Subordinated Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Junior Subordinated Debt Securities.

   Junior Subordinated Debt Securities may bear interest at a fixed rate or a floating rate. Junior Subordinated Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Junior Subordinated Debt Securities or to certain Junior Subordinated Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

Certain Covenants of the Company Applicable to the Junior Subordinated Debt Securities

   If Junior Subordinated Debt Securities are issued to a Trust in connection with the issuance of Trust Securities by such Trust, the Company will covenant in the Indenture that, so long as the Preferred Securities issued by the applicable Trust remain outstanding, the Company will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock (other than (a) dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) as a result of a reclassification of the Company's capital stock or the exchange or the conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (d) the payment of accrued dividends and the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (e) purchases of the Company's common stock related to the issuance of the Company's common stock or rights under any of the Company's benefit plans for its directors, officers, employees, any of the Company's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of the Company's affiliates for such affiliates' directors, officers or employees),
(ii) make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that, ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such Trust or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (other than pursuant to a Preferred Securities Guarantee) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such Trust, if at such time (x) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under the related Preferred Securities Guarantee, (y) there shall have occurred any Indenture Event of Default with respect to the Junior Subordinated Debt Securities deposited in such Trust as Trust assets or (z) the Company shall have given notice of its election to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities deposited in such Trust as Trust assets and such period, or any extension thereof, is continuing. In addition, if Junior Subordinated Debt Securities are issued to a Trust in connection with the issuance of Trust Securities by such Trust, for so long as any Preferred Securities issued by the applicable Trust remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable Trust and not to cause or permit such Common Securities to be transferred except to the extent permitted by the applicable Declaration; provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities issued by the applicable Trust, (ii) to comply fully with all of its obligations and agreements contained in the related Declaration and (iii) to use reasonable efforts to cause the applicable Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities to holders of Preferred Securities issued by the applicable Trust as provided in the related Declaration.

Subordination

   The payment of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities will, to the extent and in the manner set forth in the Indenture, be subordinated and junior in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Debt of the Company whether outstanding on the date of this prospectus or thereafter incurred.

   Upon any payment by the Company or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities.

   In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Debt, or in the event that the maturity of any Senior Debt has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal (including redemption payments) of or premium, if any, or interest on the Junior Subordinated Debt Securities until such default shall have been cured or waived in writing or shall have ceased to exist or such Senior Debt shall have been discharged or paid in full.

   In the event of the acceleration of the maturity of the Junior Subordinated Debt Securities, then no payments shall be made by the Company with respect to the principal (including redemption payments) of or premium, if any, or interest on the Junior Subordinated Debt Securities until the holders of all Senior Debt outstanding at the time of such acceleration shall receive payment in full of such Senior Debt (including any amounts due upon acceleration).

   In the event that, notwithstanding the foregoing, any payment shall be received by the Indenture Trustee or any holder of Junior Subordinated Debt Securities when such payment is prohibited by the preceding paragraphs, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear.

   By reason of such subordination, in the event of insolvency of the Company, funds that would otherwise be payable to holders of Junior Subordinated Debt Securities will be paid to the holders of Senior Debt of the Company to the extent necessary to pay such Senior Debt in full, and the Company may be unable to meet fully its obligations with respect to the Junior Subordinated Debt Securities.

   "Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) all obligations of such person in respect of letters of credit or bankers' acceptances or other similar instruments (or reimbursement obligations with respect thereto) issued on the account of such person, (iv) all obligations of such person to pay the deferred purchase price of property or services, except certain trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person and (viii) to the extent not otherwise included in this definition, all obligations of such person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

   "Senior Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Indenture; provided that such Senior Debt shall not include (i) Debt of the Company that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse and (ii) any other Debt of the Company which by the terms of the instrument creating or evidencing the same is specifically designated as being subordinated to or pari passu with the Junior Subordinated Debt Securities, and in particular the Junior Subordinated Debt Securities shall rank pari passu with all other debt securities and guarantees issued to any trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with an issuance of preferred securities by such financing entity.

Indenture Events of Default

   The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to each series of Junior Subordinated Debt Securities:

     (a) failure for 30 days to pay interest on the Junior Subordinated Debt Securities of such series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose;

     (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debt Securities of such series when due whether at maturity, upon redemption, by declaration or otherwise;

     (c) failure for 30 days to pay any sinking fund or analogous fund payment with respect to the Junior Subordinated Debt Securities of such series;

     (d) failure to duly observe or perform, in any material respect, any other covenant or agreement contained in the Indenture with respect to such series for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debt Securities of such series;

     (e) certain events in bankruptcy, insolvency or reorganization of the Company; or

     (f) any other Indenture Event of Default applicable to the Junior Subordinated Debt Securities of such series. (Section 6.01)

   In each and every such case, unless the principal of all the Junior Subordinated Debt Securities of that series shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of that series then outstanding, by notice in writing to the Company (and to the Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debt Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. (Section 6.01)

   The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee with respect to such series. (Section 6.06) The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series may declare the principal due and payable immediately upon an Indenture Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debt Securities of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee. (Sections 6.01 and 6.06)

   The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series may, on behalf of the holders of all the Junior Subordinated Debt Securities of that series, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of the Junior Subordinated Debt Securities of that series. (Section 6.06) The Company is required to file annually with the Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03)

   If Junior Subordinated Debt Securities are issued to a Trust in connection with the issuance of Trust Securities of such Trust, then under the applicable Declaration an Indenture Event of Default with respect to such series of Junior Subordinated Debt Securities will constitute a Declaration Event of Default. If a Declaration Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal, or premium, if any, on the applicable series of Junior Subordinated Debt Securities on the date such interest, principal or premium is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Trust may directly institute a Holder Direct Action on or after the respective due date specified in the applicable series of Junior Subordinated Debt Securities (see "The Trusts--The Property Trustee"). In connection with such Holder Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Holder Direct Action. Except as expressly provided in the preceding sentences or in the applicable prospectus supplement, the holders of Preferred Securities of such Trust will not be able to exercise directly any other remedy available to the holders of the applicable series of Junior Subordinated Debt Securities.

Modification of the Indenture

   From time to time the Company and the Indenture Trustee may, without the consent of the holders of Junior Subordinated Debt Securities, amend the Indenture or indentures supplemental thereto for one or more of the following purposes: (a) to evidence the succession of another corporation or other entity to the Company under the Indenture and the Junior Subordinated Debt Securities and the assumption by such successor corporation or other entity of the obligations of the Company thereunder; (b) to add further covenants, restrictions, conditions or provisions for the protection of the holders of Junior Subordinated Debt Securities; (c) to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with any other provision; (d) to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Junior Subordinated Debt Securities of any series entitled to the benefit of such provision outstanding; (e) to provide for the issuance of Junior Subordinated Debt Securities in coupon form;
(f) to evidence and provide for the acceptance of a successor trustee; (g) to qualify or maintain the qualification of the Indenture under the Trust Indenture Act; (h) to establish the form or terms of a series of Junior Subordinated Debt Securities; and (i) to make any addition, change or elimination of any provision of the Indenture that does not adversely affect the rights of any holder of Junior Subordinated Debt Securities in any material respect. (Section 9.01)

   The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debt Securities of each series affected by such modification, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby, (i) extend the fixed maturity of the Junior Subordinated Debt Securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debt Securities, the holders of which are required to consent to any such modification. (Section 9.02)

Book-Entry and Settlement

   If any Junior Subordinated Debt Securities of a series are represented by one or more global securities (each, a "Global Security"), the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Junior Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable prospectus supplement.

   The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Securities to be represented by a Global Security will be described in the applicable prospectus supplement.

Consolidation, Merger and Sale

   The Indenture will provide that the Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with the Company unless (i) either the Company will be the resulting or surviving entity or any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations under the Junior Subordinated Debt Securities and the Indenture and
(ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 10.01)

Defeasance and Discharge

   Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of a series of the Junior Subordinated Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Junior Subordinated Debt Securities, replace stolen, lost or mutilated Junior Subordinated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) if (i) the Company irrevocably deposits with the Indenture Trustee cash or U.S. Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debt Securities of such series; (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (iii) the Company delivers to the Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and discharge and that such defeasance and discharge will not otherwise alter holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debt Securities of such series (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law); (iv) the Company has delivered to the Indenture Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance and discharge contemplated by such provision have been complied with; and (v) no event or condition shall exist that pursuant to the applicable subordination provisions, would prevent the Company from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities at the date of the irrevocable deposit referred to above. (Section 11.01)

Governing Law

   The Indenture and the Junior Subordinated Debt Securities will be governed by the laws of the State of New York. (Section 13.05)

Information Concerning the Indenture Trustee

   The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing of all Indenture Events of Default undertakes to perform only such duties as are specifically set forth in the Indenture and, after an Indenture Event of Default has occurred (which has not been cured or waived), shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debt Securities, unless offered security or indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties or in the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the Indenture or adequate indemnity against such risk is not reasonably assured to it. (Section 7.01)

   The Company and its subsidiaries maintain commercial banking and trust relationships with the Indenture Trustee and its affiliates.

Miscellaneous

   The Company will have the right at all times to assign any of its rights or obligations under the Indenture to an affiliate; provided that, in the event of any such assignment, the Company will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by the Company to a successor or purchaser pursuant to a consolidation, merger, sale or conveyance permitted by the Indenture. (Section 13.11)

                              PLAN OF DISTRIBUTION

   The Company may sell any series of Junior Subordinated Debt Securities and each Trust may sell its Preferred Securities (the Junior Subordinated Debt Securities and the Preferred Securities are collectively referred to herein as the "Offered Securities") being offered hereby in any of three ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to the Company or the applicable Trust, as the case may be, from such sale, any discounts, commissions or other items constituting compensation from the Company or the applicable Trust, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

   Offered Securities may be sold directly by the Company or a Trust, as the case may be, or through agents designated by the Company or such Trust, as the case may be, from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by the Company or the applicable Trust, as the case may be, to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the prospectus supplement, the Company or the applicable Trust, as the case may be, will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from the Company or the applicable Trust, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

   Agents and underwriters may be entitled under agreements entered into with the Company and the applicable Trust to indemnification by the Company and the applicable Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company, the applicable Trust and/or any of their affiliates in the ordinary course of business.

   Certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities. In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the Offered Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Offered Securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of Offered Securities than they are required to purchase from the Company or the applicable Trust, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Offered Securities sold for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. For a description of these activities, see "Plan of Distribution" or "Underwriting" in the relevant prospectus supplement.

   Unless otherwise indicated in the prospectus supplement, the Company does not intend to list any of the Offered Securities on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                                 LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the applicable Declaration and the formation of the Trusts will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trusts and the Company. The validity of the applicable Preferred Securities Guarantee and the Junior Subordinated Debt Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas and for the Underwriters by Dewey Ballantine LLP, New York, New York. Certain legal matters may also be passed upon by Hugh Rice Kelly, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company or by Rufus S. Scott, Vice President, Deputy General Counsel and Assistant Corporate Secretary of the Company. James A. Baker, III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently a director of the Company and beneficial owner of 2,500 shares of the Company's common stock.

                                    EXPERTS

   The consolidated financial statements of the Company incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        12,000,000 Preferred Securities

                     [Logo of Reliant Energy appears here]

                                  REI Trust I

           % Trust Originated Preferred Securities(SM) ("TOPrS(SM)")

                (liquidation amount $25 per Preferred Security)
                  guaranteed to the extent set forth herein by

                     Houston Industries Incorporated d/b/a

                          Reliant Energy, Incorporated

                         ----------------------------

                             PROSPECTUS SUPPLEMENT

                         ----------------------------

                              Merrill Lynch & Co.

                           A.G. Edwards & Sons, Inc.

                              Goldman, Sachs & Co.

                     NationsBanc Montgomery Securities LLC

                            PaineWebber Incorporated

                             Prudential Securities

                              Salomon Smith Barney

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------